UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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TESSERA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TESSERA TECHNOLOGIES, INC.

3025 Orchard Parkway

San Jose, CA 95134

Dear Stockholder,

We certainly appreciate your support of Tessera Technologies, Inc. We are proud of our past accomplishments and excited about the business opportunities in front of us.

You are cordially invited to attend the Annual Meeting of the Stockholders of Tessera Technologies, Inc. which will be held on Wednesday, April 27, 2016 at 11:00 a.m. Pacific Daylight Time, at the Company’s principal executive offices at 3025 Orchard Parkway, San Jose, CA 95134.

We hope you will vote as soon as possible to ensure your shares will be represented.

The Board of Directors and management look forward to your participation.

Sincerely yours,

/s/ Thomas Lacey

THOMAS LACEY

Chief Executive Officer

San Jose, California

March 15, 2016

TESSERA TECHNOLOGIES, INC.

3025 Orchard Parkway

San Jose, CA 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 27, 2016

The Annual Meeting of the Stockholders of Tessera Technologies, Inc. (the “Company”) will be held on Wednesday, April 27, 2016 at 11:00 a.m. Pacific Daylight Time, at Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, for the following purposes:

1.	To elect seven (7) members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its year ending December 31, 2016; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on March 3, 2016 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

We are pleased to be furnishing proxy materials to stockholders primarily over the Internet. We believe that this process expedites stockholders’ receipt of proxy materials and lowers the costs of printing and distributing our annual meeting materials. On or about March 17, 2016, a Notice of Internet Availability of Proxy Materials was mailed to our stockholders containing instructions on how to access our 2016 Proxy Statement and 2015 Annual Report on Form 10-K, and how to vote online. The Notice also included instructions on how you can receive a copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card by mail, via e-mail or by downloading them online. If you choose to receive your annual meeting materials by mail, the notice of annual meeting, proxy statement from the Board of Directors, proxy card and annual report will be enclosed. If you choose to receive your annual meeting materials via e-mail, the e-mail will contain voting instructions and links to the annual report and the proxy statement on the Internet, both of which are available at http://www.proxyvote.com and on our website at http://ir.tessera.com/. If you access http://www.proxyvote.com using the instructions on the Notice, you will also be given the option to elect to receive future proxy materials by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to the annual meeting materials and a link to the proxy voting site. Your election to receive future proxy materials by e-mail or in printed form by mail will remain in effect until you terminate such election.

In order to ensure your representation at the Annual Meeting of Stockholders, you are requested to submit your proxy over the Internet, by telephone or by mail. If you attend the Annual Meeting of Stockholders and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders.

By Order of the Board of Directors

TESSERA TECHNOLOGIES, INC.

/s/ Paul E. Davis

PAUL E. DAVIS

Secretary

San Jose, California

March 15, 2016

TESSERA TECHNOLOGIES, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

April 27, 2016

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished in connection with the solicitation of proxies for use prior to or at the Annual Meeting of Stockholders (the “Annual Meeting”) of Tessera Technologies, Inc. (together with its subsidiaries, herein referred to as the “Company”), a Delaware corporation, to be held at 11:00 a.m. Pacific Daylight Time on Wednesday, April 27, 2016 and at any adjournments or postponements thereof for the following purposes:

•	To elect seven (7) members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

•	To hold an advisory vote on executive compensation;

•	To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its year ending December 31, 2016; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We made this proxy statement and accompanying form of proxy available to stockholders beginning on March 15, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 27, 2016:

This proxy statement, form of proxy and the Company’s 2015 Annual Report on Form 10-K are available electronically at http://www.proxyvote.com and on our website at http://ir.tessera.com.

Solicitation

This solicitation is made on behalf of our Board of Directors. The Company will bear the costs of preparing, mailing, online processing and other costs of the proxy solicitation made by our Board of Directors. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to stockholders.

Voting Rights and Outstanding Shares

Only holders of record of our common stock as of the close of business on March 3, 2016 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the Annual Meeting, and each holder of common stock shall be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on March 3, 2016, there were 50,015,451 shares of common stock issued and outstanding, which were held by approximately 21 holders of record.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock present in person or represented by proxy will constitute a quorum. We will appoint an election inspector for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting.

The Company has adopted a majority vote standard for non-contested director elections and a plurality vote standard for contested director elections. The voting standard is discussed further under the section entitled “Proposal No. 1—Election of Directors—Voting Standard.”

All other proposals require the affirmative vote of holders of a majority of outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions have the same effect as negative votes on such proposals. Broker non-votes are not counted for any purpose in determining whether proposals have been approved.

Voting by Proxy Over the Internet, by Telephone or by Mail

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by mail are set forth on the Notice of Internet Availability of Proxy Materials mailed to you, or on the proxy card mailed to you if you chose to receive materials by mail. Instructions for voting by proxy by telephone are available on the Internet site identified on the Notice of Internet Availability of Proxy Materials or on the proxy card mailed to you if you chose to receive materials by mail. The Internet and telephone voting facilities will close at 11:59 pm Eastern Daylight Time on Tuesday, April 26, 2016. If you access http://www.proxyvote.com using the instructions on the Notice, you will also be given the option to elect to receive future proxy materials by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive future proxy materials by e-mail or in printed form by mail will remain in effect until you terminate such election.

If you sign and return a proxy card by mail but do not give voting instructions, your shares will be voted (1) FOR ALL of the seven (7) nominees named in Proposal No. 1 in this proxy statement; (2) FOR the approval of compensation of our named executive officers (NEOs) as disclosed in this proxy statement; (3) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the Company for the year ending December 31, 2016; and (4) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Voting in Person at the Annual Meeting

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the broker, bank or other nominee who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing with the Company’s Secretary an instrument revoking it or by submitting prior to the time of the Annual Meeting a duly executed proxy bearing a later date. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify the Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Paul E. Davis, Secretary, Tessera Technologies, Inc., at the address of our principal executive offices at 3025 Orchard Parkway, San Jose, California 95134. Our telephone number is (408) 321-6000. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone.

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit to the Board of Directors proposals to be presented at the 2017 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary and received at our principal executive offices at the address set forth above no later than November 15, 2016 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting.

Our Amended and Restated Bylaws, as amended to date, also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than December 28, 2016 and no later than January 27, 2017. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Board of Directors has nominated the seven (7) individuals identified under “Director Nominees” below for election as directors, all of whom are currently directors of the Company. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected. Our Board of Directors is currently comprised of seven (7) members. Directors are elected at each annual meeting and hold office until their successors are duly elected and qualified at the next annual meeting. In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the seven (7) nominees designated below to serve until the 2017 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified.

Director Nominees

The following table sets forth certain information concerning the nominees for directors of the Company as of March 10, 2016.

Name	Age	Director Since	Position with the Company
Tudor Brown	57	2013	Director
John Chenault	68	2013	Director
Richard S. Hill	64	2012	Chairman of the Board
Thomas Lacey	57	2013	Chief Executive Officer and Director
George A. Riedel	58	2013	Director
Christopher A. Seams	53	2013	Director
Donald E. Stout	69	2013	Director

Tudor Brown has served on the Board since May 2013. Mr. Brown was one of the founding members and until May 2012, President of ARM Holdings plc (“ARM”), a publicly-traded, semiconductor IP and software design company based in Cambridge, UK. Mr. Brown began his career at ARM over twenty years ago as a principal engineer and later assumed other roles, including Chief Technical Officer from 1997 through 2000, Chief Operating Officer from 2001 through 2008, and a member of the board of directors from 2001 through his retirement in May 2012. Mr. Brown became President of ARM in July 2008 with responsibility for developing high-level relationships with industry partners and governmental agencies and for regional development, and served as a director on ARM’s board of directors. Mr. Brown was also a non-executive director of ANT Software Limited, a UK company, from April 2005 until February 2013. He became an independent director of Lenovo Group, listed on HKSE, in January 2013 and Semiconductor Manufacturing International Corporation in August 2013 and was a member of the advisory board of Annapurna Labs up until January 2015. Mr. Brown received an MA degree in Electrical Sciences from Cambridge University, and holds one patent in low-power logic. He is a Fellow of the Institution of Engineering and Technology and a Fellow of the Royal Academy of Engineering.

The Board believes that Mr. Brown brings his experience as a founder and senior executive of one of the world’s most successful semiconductor technology and licensing companies, along with his strong operational experience and deep industry knowledge, to his role as a member of the Board.

John Chenault has served on the Board since March 2013. Mr. Chenault served as Chief Financial Officer of Novellus Systems, a semiconductor company, from April 2005 to September 2005, at which point he retired. Prior to that, he served as Vice President of Corporate Development from February 2005 to April 2005, Vice President of Operation and Administration from September 2003 to February 2005, Executive Vice President of Worldwide Sales and Service from February 2002 to September 2003 and Executive Vice President of Business Operations from July 1997 to January 2002. Mr. Chenault also served on the board of directors of Ultra Clean Technology from June 2009 to July 2015. Mr. Chenault received a Bachelor of Business degree in Economics and an M.B.A. from Western Illinois University.

The Board believes Mr. Chenault brings his extensive management, financial expertise and operations experience in the semiconductor industry to his role as a member of the Board.

Richard S. Hill has served as a member of the Board since August 2012 and as Chairman of the Board since March 2013. Mr. Hill also served as the Company’s Interim Chief Executive Officer from April 15, 2013 until May 29, 2013. Mr. Hill previously served as the Chief Executive Officer and member of the board of directors of Novellus Systems Inc., until its acquisition for more than $3 billion by Lam Research Corporation in June 2012. During his nearly 20 years leading Novellus Systems, a designer, manufacturer, and marketer of semiconductor equipment used in fabricating integrated circuits, Mr. Hill grew annual revenues from approximately $100 million to over $1 billion. Before joining Novellus in 1993, Mr. Hill spent 12 years with Tektronix Corporation, a leading designer and manufacturer of test and measurement devices such as oscilloscopes and logic analyzers. Mr. Hill rose through the ranks of the corporation starting as a General Manager of the Integrated Circuits division, and finishing his time as the President of the Tektronix Development Company and Tektronix Components Corporation. Before joining Tektronix, Mr. Hill worked in a variety of engineering and management positions with General Electric, Motorola and Hughes Aircraft Company. Presently, Mr. Hill is a member of the Boards of Directors of Autodesk, Inc., a multinational software corporation that makes software for the architecture, engineering, construction, manufacturing, media, and entertainment industries, Arrow Electronics, Inc., a global provider of products and services to industrial and commercial users of electronic components and enterprise computing, Cabot Microelectronics Corporation, the leading global supplier of chemical mechanical planarization (CMP) slurries and a growing CMP pad supplier to the semiconductor industry, and Planar Systems, Inc., a display and digital signage technology company. Mr. Hill previously served on the Board of Directors of LSI Corporation. Mr. Hill received a B.S. in Bioengineering from the University of Illinois in Chicago and an M.B.A. from Syracuse University.

The Board believes that Mr. Hill brings extensive expertise in executive management and engineering for technology and defense-related companies to his role as Chairman of the Board.

Thomas Lacey has served on the Board since May 2013 and as its Chief Executive Officer since December 9, 2013. From May 2013 until his appointment as Chief Executive Officer, Mr. Lacey served as the Company’s Interim Chief Executive Officer. Mr. Lacey is the former Chairman and Chief Executive Officer of Components Direct, a provider of cloud-based product life cycle solutions, and served in those capacities from May 2011 to April 2013. Mr. Lacey has also served on the board of directors of DSP Group, Inc. (“DSP”), a publicly-traded leading global provider of wireless chipset solutions for converged communications, since May 2012 and joined its audit committee and became chairman of its nominating and governance committee in May 2013. Mr. Lacey also previously served on the board of directors and the audit committee of publicly-traded International Rectifier Corporation, a leader in power management technology from March 2008 until its sale in January 2015. Previously, Mr. Lacey served as the President, Chief Executive Officer and a director of Phoenix Technologies Ltd., a publicly-traded, global provider of basic input-output software for personal computers, from February 2010 to February 2011. Prior to joining Phoenix Technologies Ltd., Mr. Lacey was the Corporate Vice President and General Manager of the SunFab™ Thin Film Solar Products group of Applied Materials, Inc., which trades on NASDAQ, from September 2009. Mr. Lacey previously served as President of Flextronics International’s Components Division, named Vista Point Technologies, from 2006 to 2007. Mr. Lacey joined Flextronics in connection with the sale to Flextronics of publicly-traded International Display Works, where Mr. Lacey had been Chairman, President and Chief Executive Officer from 2004 to 2006. Prior to International Display Works, Mr. Lacey held various management and executive positions at publicly-traded Intel Corporation for 13 years, including Vice President Sales and Marketing, President of Intel Americas, and Vice President and General Manager, Flash Products. Mr. Lacey holds a Bachelor of Arts degree in computer science from the University of California, Berkeley, and masters of business administration degree from the Leavy School of Business at Santa Clara University.

The Board believes that Mr. Lacey brings his experience in the senior management of public companies, including service as chairman, president, chief executive officer and corporate vice president, his experience on the boards of directors of public companies, as well as his knowledge of the Company as its Chief Executive Officer, to his role as a member of the Board.

George A. Riedel has served on the Board since May 2013. Mr. Riedel is currently the Chairman and CEO of Cloudmark, a private SF based network security company. Mr. Riedel joined the board at Cloudmark in June 2013, became Chairman in January 2014 and CEO in December 2014. Mr. Riedel is currently the Chairman of the Board of Montreal-based Accedian Networks, where he has served as a director since 2010. Mr. Riedel has also served on the board of directors of PeerApp since 2011. Mr. Riedel served on the board of directors of Blade Network Technologies from 2009 until its sale to IBM in 2010. In March 2006, Mr. Riedel joined Nortel Networks Corporation, a publicly-traded, multinational, telecommunications equipment manufacturer (“Nortel”), as part of the turnaround team as the Chief Strategy Officer. His role changed after Nortel initiated creditor protection under the respective restructuring regimes of Canada under the Companies’ Creditors Arrangement Act, in the U.S. under the Bankruptcy Code, the United Kingdom under the Insolvency Act 1986, on January 14, 2009, and subsequently, Israel, to lead the sale/restructuring of various carrier and enterprise business units through a series of transactions to leading industry players such as Ericsson, Avaya and Ciena. Mr. Riedel led the efforts to create stand-alone business units, carve out the relevant P&L and balance sheet elements and assign predominately used patents to enable sales of the assets. In 2010, Mr. Riedel’s role changed to President of Business Units and CSO as he took leadership of the effort to monetize the remaining 6,500 patents and applications patents as well as manage the P&L for several business units that were held for sale. The 2011 patent sale led to an unprecedented transaction of $4.5 billion to a consortium of Apple, Ericsson, RIM, Microsoft and EMC. Prior to Nortel, Mr. Riedel was the Vice President of Strategy and Corporate Development of Juniper Networks, Inc., a publicly-traded designer, developer and manufacturer of networking products, from 2003 until 2006. Previously, Mr. Riedel was also a Director at McKinsey & Company, a global management consulting firm, where he spent 15 years serving clients in the telecom and technology sectors in Asia and North America on a range of strategy and growth issues. Mr. Riedel earned a BS with Distinction in Mechanical Engineering from the University of Virginia and his MBA from Harvard Business School.

The Board believes that Mr. Riedel brings his experience from his direct involvement in the restructuring of Nortel, including the sale of Nortel’s patent portfolio for $4.5 billion, as well as his knowledge of the technology industry and leadership experience, to his role as a member of the Board.

Christopher A. Seams has served on the Board since March 2013. Mr. Seams has been the Chief Executive Officer and a member of the Board of Directors of Deca Technologies, a subsidiary of Cypress Semiconductor Corporation, a global semiconductor company, since June 2013. Mr. Seams previously was an Executive Vice President of Sales & Marketing at Cypress Semiconductor Corporation, from July 2005 until June 2013. He previously served as an Executive Vice President of Worldwide Manufacturing & Research and Development of Cypress Semiconductor Corporation. Mr. Seams joined Cypress in 1990 and held a variety of positions in process and assembly technology research and development and manufacturing operations. Prior to joining Cypress in 1990, he worked as a process development Engineer or Manager for Advanced Micro Devices and Philips Research Laboratories. Mr. Seams serves on the Board of Directors of Nanometrics and previously served as a member of the board of directors of Sunpower Corporation. Mr. Seams is a senior member of IEEE, served on the Engineering Advisory Council for Texas A&M University and was a board member of Joint Venture Silicon Valley. Mr. Seams received a B.S. in Electrical Engineering from Texas A&M University and a M.S. in Electrical and Computer Engineering from the University of Texas at Austin.

The Board believes that Mr. Seams brings extensive management, sales and marketing, and engineering experience in the semiconductor industry to his role as a member of the Board.

Donald E. Stout has served on the Board since May 2013. Mr. Stout has been a partner at the law firm of Fitch, Even, Tabin & Flannery LLP since May 2015 and was a senior partner at the law firm of Antonelli, Terry, Stout & Kraus, LLP of Arlington, Virginia from 1995 to May 2015. In 1992, Mr. Stout co-founded NTP Inc. (“NTP”), a patent holding company for which he prepared the original NTP patents and managed its patent litigation strategy, and currently serves as its Chief Strategist. Mr. Stout was employed by the United States Patent and Trademark Office (“USPTO”) from 1968 to 1972 as an assistant examiner involved with patent applications covering radio and television technologies. In 1972, Mr. Stout worked as a law clerk for two former board members of the USPTO Board of Appeals, where he assisted in deciding issues of patentability for applicants who appealed previous decisions. Mr. Stout has been a director of Vringo, Inc., a company engaged in the innovation, development and monetization of mobile technologies and intellectual property, since July 2012, and was a director of Hipcricket, Inc. (formerly Augme Technologies, Inc.), a mobile marketing and advertising technology company, from January 2011 to June 2015. Mr. Stout’s legal practice has involved all facets of intellectual property, including litigation, the provision of expert witness opinions, and the licensing and representation of clients before the USPTO in diverse technological areas, including telecommunications. In such capacity, Mr. Stout has testified as an expert witness regarding obtaining and prosecuting patents. Mr. Stout has written and prosecuted hundreds of patent applications in diverse technologies and has also rendered opinions on patent infringement and/or validity. Mr. Stout is a member of the bars of the District of Columbia and Virginia, and he is admitted to practice before the Supreme Court of the United States, the Court of Appeals for the Federal Circuit, the Fifth Circuit of Appeals, and the USPTO. He earned his J.D. degree (with honors) from George Washington University in 1972 and a BS in Electrical Engineering from Pennsylvania State University with distinction in 1968.

The Board believes Mr. Stout’s deep knowledge of the intellectual property industry, his role in the success of NTP, and his extensive legal experience enables him to provide invaluable oversight to the Board.

We believe that the nominees for election to the Board have the independence, experience, knowledge and commitment to deliver value for the Company and its stockholders. Our recommendation is based on our carefully considered judgment that the experience, knowledge and qualifications of the nominees make them the best candidates to serve on the Board.

The Board recommends that the stockholders vote FOR the election of each of Tudor Brown, John Chenault, Richard S. Hill, Thomas Lacey, George Riedel, Christopher A. Seams, and Donald E. Stout.

Corporate Governance Overview

Our business, assets and operations are managed under the direction of our Board of Directors. Members of our Board of Directors are kept informed of our business through discussions with our chief executive officer, our chief financial officer, our executive officers, our general counsel, members of management and other Company employees as well as our independent auditors, and by reviewing materials provided to them and participating in meetings of the Board of Directors and its committees.

In addition to its management function, our Board of Directors remains committed to strong and effective corporate governance, and, as a result, it regularly monitors our corporate governance policies and practices to ensure we meet or exceed the requirements of applicable laws, regulations and rules, the NASDAQ listing standards, as well as the best practices of other public companies.

The Company’s corporate governance program features the following:

•	a strong independent chairman of the Board;

•	a Board that is up for election annually and has been since the Company’s initial public offering in 2003;

•	all of our directors, other than our CEO, are independent;

•	we have no stockholder rights plan in place;

•	regularly updated charters for each of the Board’s committees, which clearly establish the roles and responsibilities of each such committee;

•	regular executive sessions among our non-employee and independent directors;

•	a Board that enjoys unrestricted access to the Company’s management, employees and professional advisers;

•

each director attended at least 75% of the aggregate of the total number of Board meetings and total number of meetings of Board committees on which such director served during the time he served on the Board or committees;

•	a continuing education program;

•	a clear Code of Business Conduct and Ethics that is reviewed regularly for best practices;

•	a clear set of Corporate Governance Guidelines that is reviewed regularly for best practices;

•

a clawback policy that provides that our Compensation Committee or Board of Directors may require the forfeiture, recovery or reimbursement of incentive compensation from an executive officer in the event of restatement of the Company’s financial results due to its material noncompliance with any financial reporting requirement under United States securities laws;

•	policy prohibiting hedging, pledging or shorting of company stock by all employees and directors;

•	longest tenure of any director is less than four years;

•	no board member is serving on an excessive number of public company boards;

•	majority voting for directors in non-contested elections;

•	the Compensation Committee’s engagement of an independent compensation consultant; and

•	stock ownership requirement to ensure that our directors and executives remain aligned with the interests of the Company and its stockholders.

Board of Directors’ Role in Risk Management

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. For example, the Board of Directors meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, litigation risks and risks related to the Company’s acquisition strategy, among others. The Board also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring the integrity of the Company’s financial statements, internal controls over financial reporting, and the independence of the Company’s Independent Registered Public Accounting Firm. The Audit Committee receives periodic internal controls and related assessments from the Company’s finance department and an annual attestation report on internal control over financial reporting from the Company’s Independent Registered Public Accounting Firm. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance matters and meets at least quarterly with our finance department, Independent Registered Public Accounting Firm and internal or external legal counsel to discuss risks related to our financial reporting function. In addition, the Audit Committee ensures that the Company’s business is conducted with the highest standards of ethical conduct in compliance with applicable laws and regulations by monitoring our Code of Business Conduct, Ethics Policy, and our Corporate Compliance Hotline. The Audit Committee also discusses other risk assessment and risk management policies of the Company periodically with management.

The Compensation Committee participates in the design of compensation structures that avoid creating incentives that encourage a level of risk-taking behavior inconsistent with the Company’s business strategy as is further described in the Compensation Discussion and Analysis section below.

The Nominating & Governance Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to the Company, and making recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board committees.

Board of Directors and Committees of the Board

During 2015, the Board of Directors held a total of eleven meetings. Each director attended at least 75% of the aggregate of the total number of Board meetings and total number of meetings of Board committees on which such director served during the time he served on the Board or committees.

The Board of Directors has determined that all of the Company’s directors nominated for election, other than Mr. Lacey, are each “independent directors” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2).

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating & Governance Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of our Audit Committee, Compensation Committee and Nominating & Governance Committee is composed entirely of independent directors in accordance with current NASDAQ listing standards. Furthermore, each member of our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the Securities and Exchange Commission (the “SEC”). The Board of Directors has further determined that Mr. John Chenault, a member of the Audit Committee of the Board of Directors, is an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, by virtue of his relevant experience listed in his biographical summary provided above in the section entitled “Proposal 1—Election of Directors.” Copies of our Audit Committee, Nominating & Governance Committee and Compensation Committee charters and our corporate governance guidelines are available, free of charge, on our website at http://www.tessera.com. The Board of Directors from time to time constitutes such other committees as it deems appropriate to further the purposes of the Board.

Audit Committee. The Audit Committee reviews the work of our internal accounting and audit processes and the Independent Registered Public Accounting Firm. The Audit Committee has sole authority for the appointment, compensation and oversight of our Independent Registered Public Accounting Firm and to approve any significant non-audit relationship with the Independent Registered Public Accounting Firm. The Audit Committee is also responsible for preparing the report required by the rules of the SEC to be included in our annual proxy statement. The Audit Committee is currently comprised of Mr. Chenault as the Chair, Mr. Riedel and Mr. Seams. Messrs. Chenault and Seams joined the Audit Committee in April 2013 and Mr. Riedel joined the Audit Committee in May 2015. During 2015, the Audit Committee held seven meetings.

Compensation Committee. The Compensation Committee approves our goals and objectives relevant to compensation, stays informed as to market levels of compensation and, based on evaluations submitted by management, recommends to our Board of Directors compensation levels and systems for the Board of Directors and our officers that correspond to our goals and objectives. The Compensation Committee also produces an annual report on executive compensation for inclusion in our proxy statement. The Compensation Committee is currently comprised of Mr. Seams as the Chair, Mr. Brown and Mr. Riedel. Mr. Riedel joined the Compensation Committee in June 2013. Mr. Brown joined the Compensation Committee in May 2015 and Mr. Seams became the Chair of the Compensation Committee in May 2015. During 2015, the Compensation Committee held six meetings.

Nominating & Governance Committee. The Nominating & Governance Committee is responsible for recommending to our Board of Directors individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. In evaluating the current directors the committee conducted a thorough self-evaluation process, which included the use of questionnaires. This committee is also responsible for developing and recommending to the Board of Directors our corporate governance guidelines, as well as reviewing and recommending revisions to the guidelines on a regular basis. The Nominating & Governance Committee is currently comprised of Mr. Brown as the Chair, Mr. Hill and Mr. Stout. Mr. Brown joined the Nominating & Governance Committee as chair in May 2015. Mr. Stout joined the Nominating & Governance Committee in June 2013. Mr. Hill joined the Nominating & Governance Committee in May 2015. During 2015, the Nominating & Governance Committee held six meetings.

Non-Executive Chairman and Board Leadership

Mr. Hill has served as non-executive Chairman of the Board since March 21, 2013, except for a period from April 15, 2013 through May 29, 2013 when he served as Interim Chief Executive Officer and Executive Chairman while a search for a new Chief Executive Officer was being conducted. We believe that separating the roles of Chief Executive Officer and Chairman of the Board is in the best interests of the Company and its stockholders because it provides the appropriate balance between strategy development and oversight and accountability of management. Our Corporate Governance Guidelines require that the Chairman of the Board not be the same person as the Chief Executive Officer.

Director Nominations

The director qualifications developed to date focus on what the Board believes to be essential competencies to effectively serve on the Board. The Nominating & Governance Committee may consider the following criteria in recommending candidates for election to the board:

•	experience in corporate governance, such as an officer or former officer of a publicly held company;

•	experience in the Company’s industry;

•	experience as a board member of other publicly held companies; and

•	technical expertise in an area of the Company’s operations.

The Nominating & Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a Board that can best perpetuate the success of the Company and represent shareholder interests through the exercise of sound judgment using its diversity of experience.

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board of Directors, the Nominating & Governance Committee will consider incumbent Board members and other well-qualified individuals as potential director nominees. The Nominating & Governance Committee will determine whether to retain an executive search firm to identify Board candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The Nominating & Governance Committee will review each potential candidate. Management may assist the Nominating & Governance Committee in the review process at the Nominating & Governance Committee’s direction. The Nominating & Governance Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee. Our Nominating & Governance Committee will consider candidates recommended by our stockholders in accordance with the procedures set forth in the Nominating & Governance Committee Charter. Such recommendations must be submitted in writing to the Chairman of the Nominating & Governance Committee, c/o the Corporate Secretary, Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, no later than 120 days prior to the anniversary of the date on which the Company’s proxy statement was mailed or made available to stockholders in connection with the previous year’s annual meeting of stockholders. The recommendations must be accompanied by the following information: the name and address of the nominating stockholder, a representation that the nominating stockholder is a stockholder of record, a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified, information regarding each nominee that would be required to be included in a proxy statement, a description of any arrangements or understandings between the nominating stockholder and the nominee, and the consent of each nominee to serve as a director, if elected. Candidates recommended by the stockholders are evaluated in the same manner as candidates identified by a Nominating & Governance Committee member.

Each of the nominees for election as director at the 2016 Annual Meeting is recommended by the Nominating & Governance Committee and each nominee is presently a director and stands for re-election by the stockholders.

Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record both at the time of giving the notice and at the meeting, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination to be made at a special meeting at which the election of directors is a matter specified in the notice of meeting must be delivered to our principal executive offices not earlier than the 120th day prior to and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which first public announcement of the date of such special meeting was made. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;

•	the class and number of shares of the Company owned beneficially or of record;

•

disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price or value of shares of the Company;

•	any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship, engaged in to mitigate economic risk related to, or the voting power with respect to, shares of the Company;

•	any rights to dividends on the shares that are separate from the underlying shares;

•	any performance related fees that the nominating person is entitled to based on any increase or decrease in the value of any shares of the Company; and

•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

The stockholder’s notice must also include the following information for each proposed director nominee:

•	description of all direct and indirect financial or other relationships between the nominating person and the nominee during the past three years;

•	the same information as for the nominating person (see above); and

•	all information required to be disclosed in a proxy statement in connection with a contested election of directors.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The chairman of the meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating & Governance Committee in connection with its evaluation of the nominee’s independence.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors or any member of the Board of Directors, c/o the Secretary at our principal executive offices at the address set forth above. The Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. The Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Director Attendance at Annual Meetings

Directors are encouraged to attend in person the Annual Meeting of Stockholders. All members of the Board of Directors, other than Mr. Riedel, attended our last Annual Meeting in April 2015 in person. Mr. Riedel attended our last Annual Meeting by phone.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2015, Mr. Riedel served as a member of the Compensation Committee for the entire year. Mr. Seams and Mr. Brown served as members of the Compensation Committee starting in May 2015. None of such Compensation Committee members has ever been an officer or employee of the Company or any of its subsidiaries during their appointment on the Compensation Committee. In addition, during the year ended December 31, 2015, none of our executive officers served as a member of the Board of Directors or Compensation Committee of an entity that has one or more executive officers serving as members of our Board of Directors or our Compensation Committee.

Director Compensation

Director Compensation Program. The Board of Directors has adopted a non-employee director compensation policy that provides annual retainer fees (each paid quarterly) to Board members of $35,000 and for committee membership, other than the chairman of such committee, as follows: $8,000 for Audit Committee members, $6,000 for Compensation Committee members and $4,000 for Nominating & Governance Committee members. Under the policy, the retainer fee paid to our non-executive Chairman is $20,000 and the retainer fees paid to our committee chairmen are as follows: $20,000 for the Chairman of our Audit Committee, $12,000 for the Chairman of our Compensation Committee, and $8,000 for the Chairman of our Nominating & Governance Committee. We also reimburse our non-employee directors for their travel expenses. Members of the Board who are also our employees do not receive any compensation as directors. Our directors do not receive Board meeting fees.

Each of our non-employee directors receives restricted stock and options to purchase shares of our common stock on the terms and conditions set forth in our Sixth Amended and Restated 2003 Equity Incentive Plan (the “Equity Incentive Plan”). Any non-employee director who was initially elected or appointed to the Board of Directors prior to our 2016 Annual Meeting of Stockholders received a restricted stock award of 10,000 shares on the date of his or her initial election or appointment to the Board of Directors. In March 2016, the Board of Directors amended our Equity Incentive Plan to delete this initial restricted stock award for non-employee directors who are initially elected or appointed to the Board of Directors on or after our 2016 Annual Meeting of

Stockholders. In addition, a non-employee director receives a combination of options and/or restricted stock awards on the date of each annual meeting of our stockholders, as follows:

•

The number of shares of common stock in the restricted stock award is determined by dividing (1) a dollar value to be paid in the form of restricted stock grants (“Restricted Stock Amount”) by (2) the fair market value per share of our common stock on the date of grant.

•

The number of shares that may be purchased pursuant to the option award is determined by dividing (1) a dollar amount to be paid in the form of option grants (“Option Amount”) by (2) the quotient of (A) the fair market value per share of our common stock on the date of grant divided by (B) two (2).

•

The total of the Restricted Stock Amount plus the Option Amount received by each non-employee director at each annual meeting of stockholders on or after our 2016 Annual Meeting of Stockholders is equal to $150,000 (which amount was previously $100,000). The Compensation Committee will determine the allocation between restricted stock and option amounts annually.

A non-employee director who is initially appointed after any annual meeting of stockholders will receive a restricted stock award or option grant on the date of his or her initial appointment to the Board of Directors equal to the pro-rated amount of the annual grant.

Initial restricted stock awards granted prior to the 2016 Annual Meeting of Stockholders vest over a period of four years, with 25% of the shares subject to the award vesting on each of the first four anniversaries of the date of grant. Annual option grants and restricted stock awards (or any pro-rated grants for directors initially appointed between annual meetings) vest on the earlier to occur of the first anniversary of the date of grant or the next annual meeting of stockholders. No portion of an option automatically granted to a director is exercisable after the tenth anniversary after the date of option grant. Additionally, an option automatically granted to a director may be exercisable after the termination of the director’s services as described in the option agreement, generally ending three months after such termination.

Director Ownership Policy. Pursuant to the Corporate Governance Guidelines adopted by the Board of Directors on July 17, 2003 (and amended on October 14, 2013), the Company encourages directors to purchase shares of the Company’s stock. Because the Board believes that equity ownership is important in order to help align the interests of Board members with those of the Company’s stockholders, the Board requires that each of its members (collectively with members of the director’s immediate family or with family trusts) personally own, within three years following his or her first election or appointment to the Board, an amount of Company stock with either a purchase price or a fair market value (measured annually) equal to at least three times the total annual cash compensation paid by the Company for Board service (excluding for this purpose compensation that is not paid to all independent directors, such as compensation for committee or chair service). For purposes of this ownership policy, unvested restricted stock or restricted stock units and unvested stock options will not be considered when determining an individual’s stock ownership. Until such time as a Board member reaches his or her share ownership minimum, such Board member will be required to hold at least 50% of the shares of Company stock received upon lapse of the restrictions upon restricted stock and upon exercise of stock options (net of any shares utilized to pay for the exercise price of the option and tax withholding).

2015 Director Compensation. The table below sets forth the compensation paid to each current non-employee member of our Board of Directors during the year ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Total ($)
Richard S. Hill	$57,667	$99,986	—	$157,653
Tudor Brown	$44,333	$99,986	—	$144,319
John Chenault	$55,000	$99,986	—	$154,986
George A. Riedel	$46,333	$99,986	—	$146,319
Christopher A. Seams	$51,000	$99,986	—	$150,986
Donald Stout	$39,000	$99,986	—	$138,986

(1)

The amounts reflected in this column represent the aggregate grant date fair value for stock awards granted to our non-employee directors in 2015, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 22, 2016. The aggregate number of shares subject to unvested restricted stock awards outstanding for each non-employee director at December 31, 2015 was: Mr. Hill: 4,644; Mr. Brown: 6,519; Mr. Chenault: 5,894; Mr. Riedel: 6,519; Mr. Seams: 5,894; and Mr. Stout: 6,519. None of the non-employee directors held any unvested outstanding stock options as of December 31, 2015.

Voting Standard and Required Vote

Our bylaws provide that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “for” a director exceeds the number of votes cast “against” that director. Abstentions and broker non-votes will not be counted when determining the outcome of the election of directors under this standard. In addition, our Corporate Governance Guidelines (the “Guidelines”) include a director resignation policy that provides that, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to the Board. The Nominating & Governance Committee, or another duly authorized committee of the Board, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results. No director who failed to receive the required votes for re-election may participate in the consideration of the matter. The Company will publicly disclose the Nominating & Governance Committee’s (or other responsible committee’s) decision.

Recommendation of the Board of Directors

The Board recommends that the stockholders vote FOR the election of each of Tudor Brown, John Chenault, Richard S. Hill, Thomas Lacey, George Riedel, Christopher A. Seams, and Donald E. Stout.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proxy statement includes extensive disclosure regarding the compensation of our named executive officers under the headings “Compensation Discussion and Analysis” and “Compensation of Executive Officers” on pages [18 to 38] below. Section 14A of the Exchange Act, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires us to submit to our stockholders a nonbinding advisory resolution to approve the compensation of the named executive officers disclosed in this proxy statement, commonly referred to as a say-on-pay vote. When determining how often to hold a stockholder advisory vote on executive compensation, the Board of Directors took into account the strong preference for an annual vote expressed by our stockholders at our 2011 Annual Meeting. Accordingly, the Board of Directors determined that we will hold an annual advisory stockholder vote on the compensation of our named executive officers until the next say-on-pay frequency vote.

The Board of Directors has approved the submission of the following resolution to the Company’s stockholders for approval at the 2016 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the 2016 Proxy Statement pursuant to Item 402 of Regulation S-K, including the disclosure under the headings ‘Compensation Discussion and Analysis’ and ‘Compensation of Executive Officers,’ is hereby approved.”

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain talented executives that will drive the Company’s financial, operational and strategic objectives while creating long-term stockholder value. The compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, annual cash incentive bonus awards, long-term equity incentive awards and time-based equity awards. Base salary is intended to provide a baseline level of compensation for our named executive officers. The remaining types of compensation, which in the aggregate represent the majority of our named executive officers’ target total compensation opportunities, tie compensation directly to the achievement of corporate and individual objectives, increases in our stock price, or both.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the compensation of the named executive officers as disclosed in this proxy statement.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Board of Directors, or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement.

PROPOSAL 3

RATIFICATION OF AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2016. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The following is a summary of fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2015 and 2014:

	2015	2014
Audit fees (1)	$1,156,000	$1,113,300
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	2,700	2,700

Total	$1,158,700	$1,116,000

(1)

Represents the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports and services in connection with the statutory and regulatory filings or engagements for those years.

(2)

Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “audit fees.”

(3)	Represents the aggregate fees billed for tax compliance, advice and planning.
(4)	Represents the aggregate fees billed for all products and services provided that are not included under “audit fees,” “audit-related fees” or “tax fees.”

Audit Committee Pre-Approval Policies

Before an Independent Registered Public Accounting Firm is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the Independent Registered Public Accounting Firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the Independent Registered Public Accounting Firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC. All non-audit services provided by PricewaterhouseCoopers LLP during years 2015 and 2014 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its year ending December 31, 2016.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, their ages as of March 10, 2016, and certain other information about them are set forth below.

Name	Age	Position
Thomas Lacey	57	Chief Executive Officer
Robert Andersen	52	Executive Vice President and Chief Financial Officer
Craig Mitchell	44	President of Invensas Corporation

Thomas Lacey has served as Chief Executive Officer since December 2013 and served as our Interim Chief Executive Officer from May 2013 until December 2013. Please see Mr. Lacey’s biography set forth above in the section entitled “Proposal 1—Election of Directors.”

Robert Andersen has served as Executive Vice President and Chief Financial Officer since January 2014. Prior to joining the Company, Mr. Andersen served from June 2011 to July 2013 as the Chief Financial Officer and Executive Vice President of G2 Holdings Corp. d/b/a Components Direct, a privately held provider of cloud-based product life cycle solutions. From September 2008 to June 2011, Mr. Andersen served first as Vice President of Finance and then as Chief Financial Officer at Phoenix Technologies Ltd., a publicly traded developer of core system software and productivity solutions for personal computers. Prior to his time at Phoenix Technologies, Mr. Andersen served in various senior financial roles at Wind River Systems, Inc., a publicly traded embedded systems software company, and NextOffice, Inc., a privately held technology company. Mr. Andersen began his finance career at Hewlett-Packard Company, where he served in various controller, treasury and technology finance management roles. Mr. Andersen is currently a member of the board of directors and audit committee of Quantum Corporation, a publicly traded company.

Mr. Andersen has a B.A. in Economics from the University of California, Davis, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Craig Mitchell has served as President of Invensas Corporation since September 2014. Mr. Mitchell joined the Company in 1992 and served in various senior roles in technology development, marketing, and licensing before serving as Senior Vice President of Business Development from September 2012 until September 2014. From September 2014 to June 2015, Mr. Mitchell served as the Chief Technology Officer and President of Invensas. Mr. Mitchell is a named inventor on more than 60 U.S. patents.

Mr. Mitchell has a B.S. in Electrical Engineering from Manhattan College in New York and is a graduate of Stanford’s Executive Program for Growing Companies and Harvard Business School’s Advanced Management Program.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

The following discussion and analysis contains statements regarding individual and company performance targets and goals used in setting compensation for our named executive officers. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s future expectations or estimates of future results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

This section describes the Company’s executive compensation philosophy, objectives and programs, as well as the compensation-related actions taken in 2015 and planned for 2016 for our chief executive officer, our chief financial officer, the president of Invensas Corporation and our former president of DigitalOptics Corporation. These executives are referred to in this section as our named executive officers, or NEOs, and for 2015 were:

•	Thomas Lacey—Chief Executive Officer

•	Robert Andersen—Chief Financial Officer

•	Craig S. Mitchell—President Invensas

•	John S. Thode—Former President, DigitalOptics

In connection with the sale of our DigitalOptics business, John Thode’s employment with the company was terminated in March 2015. Therefore, for purposes of discussing future plans and objectives and certain other compensation plans, Messrs. Lacey, Andersen and Mitchell will be referred to as the continuing NEOs.

Executive Summary, Compensation Philosophy and Say on Pay

Strong Company Performance in 2015

2015 represented a solid financial year for the Company—total revenue from continuing operations was slightly below our outstanding 2014 revenue, total recurring revenue grew dramatically in 2015 as compared to 2014 and operating expenses continued to decline.

	2014	2015	% Increase (Decrease) %
Total revenue	$278.8 million	$273.3 million	(2%)
Total recurring revenue	$149.8 million	$242.3 million	62%
GAAP operating expenses	$113.1 million	$111.1 million	(2%)

In addition, our 2015 GAAP net income from continuing operations was $117.1 million, or $2.23 per diluted share.

Our long-term total shareholder return (TSR) as of our fiscal year end significantly outperformed our peer group over the previous three-year period. Our three year TSR (on a cumulative average growth rate basis) was 26.1% which was in the 68th percentile of our peer group companies.

2015 Compensation Philosophy and Alignment with Stockholder Value Creation

As part of the leadership transition in 2013 and early 2014 that brought into the Company a completely new management team, we took the opportunity to refine and regularize our compensation programs including specifically our bonus and equity compensation plans. Our executive compensation program is based on an overarching pay-for-performance philosophy where the significant portion of the total compensation for all of our NEOs is based on corporate performance against objectives designed to both grow the company and increase stockholder value. We believe that changing the compensation philosophy and culture is a multi-year cycle. We have continued our efforts over the past few years and are committed to continuing the adopted changes.

We believe that 2015 compensation of our NEOs was appropriate, aligned with stockholder interests and contributed significantly to our 2015 results. We also believe our executive pay provides appropriate incentives to our executives to achieve our financial, growth and operational excellence goals without encouraging them to take excessive risks in their business decisions. We regularly evaluate the major risks to our business, including how risks taken by management could impact the value of executive compensation. To this end, we note the following for 2015:

•	Minimal Base Salary Increases for NEOs: Only our CFO received a base salary increase during 2015.

•

Annual Bonus Payments Aligned with Performance: The Company’s annual incentive program aligns annual bonus payments with achievement relative to corporate objectives established in advance by the Compensation Committee. In line with our intent to enhance the link of our executives’ pay with corporate performance, in 2015 the Compensation Committee maintained the structure for our Performance Bonus Plan for Executive Officers and Key Employees, also known as our MBO Plan, from 2014 by providing for a multiplier that increases or decreases MBO achievement based upon a matrix that measures a combination of year over year revenue growth for the Company and annual non-GAAP operating income achievement. The matrix is set forth below under “—Annual Cash Incentives.” Our intent is that the matrix will apply consistently year over year to align employee (including NEO) compensation with consistent revenue growth and annual non-GAAP operating income for the Company.

•

Strong Emphasis on Performance-Based Long-Term Equity Incentives for Executive Officers: The Company’s long-term equity incentive awards generally vest over a period of three or four years to ensure that the Company’s employees, including the NEOs, maintain a long-term view of stockholder value. Since 2013, the Company has increased the weight of long-term performance-based equity incentives that vest only in the event corporate performance objectives are achieved. The Compensation Committee approves the metrics by which the performance-based RSUs were released for 2015 and will be released for subsequent years. Due to the fact that Mr. Lacey received significant performance-based equity awards during 2013 and 2014 that are eligible to vest over four years based on annual performance objectives, he did not receive any additional equity awards during 2015.

Response to 2015 Say on Pay Vote

In May 2015, we held a stockholder advisory vote on the compensation of our NEOs, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our NEOs, with over 79% of stockholder votes cast in favor of our 2015 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluated our compensation practices and talent needs after May 2015, the Compensation Committee carefully considered the level of support our stockholders expressed for our compensation philosophy and continued its efforts to refine and regularize our compensation programs as described above. In addition, when determining how often to hold a stockholder advisory vote on executive compensation, the Board of Directors took into account the strong preference for an annual vote expressed by our stockholders at our 2011 Annual Meeting. Accordingly, the Board of Directors determined that we will hold an annual advisory stockholder vote on the compensation of our NEOs until the next say-on-pay frequency vote. Further, following our 2015 annual meeting, members of the executive management of the Company engaged in a shareholder outreach effort to understand shareholder concerns with the Company’s compensation practices.

Executive Compensation Practices at a Glance

WHAT WE DO	WHAT WE DO NOT DO

☑    Pay for Performance: We link pay to performance and stockholder interests by heavily weighting total compensation to the achievement of strong financial performance and a balanced mix of performance metrics established in advance by the Compensation Committee.

☒ No Employment Agreements: We do not have employment agreements with any of our NEOs other than severance and change in control severance agreements.

☑    Almost 50% of Equity Awards in Performance Units: In those years where our NEOs receive equity awards, 45% of long-term incentive awards granted to our NEOs are in the form of performance units, vesting based solely on the company’s performance of goals and objectives set in advance by the Compensation Committee.

☒ No “Single Trigger” Severance Payments: We do not have “single trigger” severance payments owing solely on account of the occurrence of a change of control event.

☑ Independent Compensation Advisor: The Compensation Committee selects and engages its own independent advisor.

☒    No Special Perquisites: We do not provide special perquisites for executives, such as company cars, club memberships, supplemental executive retirement plans or supplemental executive health benefits.

☑    Thoughtful Peer Group Analysis: The Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant.

☒ No Hedging in Company Securities: Executives, directors and all employees are prohibited from engaging in any hedging transaction with respect to company equity securities (vested or unvested).

☑ Thorough Compensation Risk Assessment: The Compensation Committee conducts an annual assessment of the company’s executive and broad-based compensation programs to ensure prudent risk management.	☒ No Pledging of Company Securities: Our board of directors adopted a policy prohibiting pledges of company securities by our executives and directors.

☑ Compensation Committee Independence and Experience: The Compensation Committee is comprised solely of independent directors who have extensive experience.	☒ No Guaranteed Bonuses or Equity Awards: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual bonus plan. We also do not provide guaranteed equity awards.

☑    Post-Vesting Stock Ownership Guidelines: Executives are required to hold 50% of net after-tax shares issued upon the vesting of restricted stock or performance units or vested options until their required stock ownership levels are achieved.

☒    No Re-Pricing or Discounted Options / SARs: We do not re-price underwater awards and do not provide discount stock options or stock appreciation rights. Further the Restated Plan prohibits repricing of stock options or stock appreciation rights without stockholder approval.

☑    Stock Ownership Guidelines: Executives and directors are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for the CEO and 1x for other executives) or Board retainers (3x for directors).

☒ No Tax Gross-Ups: We do not provide tax gross-ups for “excess parachute payments or other benefits.”

WHAT WE DO	WHAT WE DO NOT DO

☑    “Clawback” Policy: Our clawback policy provides that our board of directors may require the forfeiture, recovery or reimbursement of incentive compensation from an executive officer in the event the officer’s wrongdoing later is determined by our board of directors to have resulted in a material negative restatement of the company’s financial results.

☒ No Dividends Paid or Accrued on Performance Units Prior to Vesting or Upon Settlement.

☑ No Special Bonuses Awarded in 2015: During calendar year 2015, there were no significant special awards granted to our continuing NEOs or off cycle equity awards.

Compensation Objectives

Our Compensation Committee oversees the executive compensation program. Our executive compensation program is designed to attract, motivate and retain talented executives that will drive our financial, growth and operational excellence objectives while creating long-term stockholder value. The Compensation Committee has established the following set of objectives for our executive compensation program:

•

Compensation should be market competitive: Our compensation program is designed to provide competitive total compensation relative to the relevant labor markets for our NEOs while maintaining fiscal responsibility for our stockholders, allowing us to attract and retain individuals of appropriate ability and managerial talent;

•

Compensation should reward performance and support our business strategy: A majority of our NEO’s total compensation opportunities is variable and dependent upon the achievement of key annual performance measures and is intended to link incentive award opportunities to the achievement of company and individual performance goals or appreciation in our stock price; and

•

Compensation should be aligned with stockholders’ interests: Our compensation program also seeks to reward our executive officers for increasing our stock price over the long-term and maximizing stockholder value by providing a portion of total compensation opportunities for our executive officers in the form of direct ownership in our company through long-term equity incentive awards.

The main elements of our compensation program are base salary, annual cash incentive bonus awards and long-term equity incentive awards. Base salary is intended to provide a baseline level of compensation for our NEOs. The remaining types of compensation, which in the aggregate represent the majority of NEO’s total compensation opportunities, tie compensation directly to the achievement of corporate and/or individual objectives. Each element of our executive compensation program is discussed in greater detail below.

Role of the Compensation Committee and Executive Officers in Setting Compensation

The Compensation Committee has the primary authority to approve the compensation provided to our executive officers. Consistent with prior years, for 2015, Compensia, an independent compensation consulting firm, was retained by the Compensation Committee to assist it in the determination of the key elements of the compensation programs. Compensia reports to and is accountable to the Compensation Committee, and may not conduct any other work for us without the authorization of the Compensation Committee. Compensia did not provide any services to us in 2015 beyond its engagement as an advisor to the Compensation Committee on executive and Board compensation matters. After review and consultation with Compensia, the Compensation Committee has determined that Compensia is independent and there is no conflict of interest resulting from retaining Compensia currently or during the year ended December 31, 2015. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and NASDAQ listing standards.

In 2015, Compensia provided advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers in similar organizations. Compensia also advised on, among other things, structuring our various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to our executive officers.

To aid the Compensation Committee in making its compensation determinations, our CEO provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, excluding himself. Each named executive officer other than our CEO, in turn, participates in an annual performance review with the CEO to provide input about their contributions to our success for the period being assessed. The Compensation Committee gathers data on the CEO’s performance through several channels, including qualitative and quantitative assessments of the Company’s performance, discussions with other members of the management team and discussions with other members of the Board of Directors. Each Compensation Committee meeting ordinarily includes an executive session without members of management present.

Corporate and individual performance goals are established at the beginning of the year. The Company’s annual financial plan is formulated by our executive management team and is submitted for review and approval by our Board of Directors. The CEO, after discussions with the management team, then typically recommends a subset of these goals to the Compensation Committee as the corporate performance goals underlying our annual cash incentive bonus plan and performance-based equity awards. We believe that the achievement of these performance goals is based on the successful efforts and contributions of our NEOs. As described below, our Compensation Committee retains the authority under our bonus plan to authorize bonus payments to NEOs that are less than the bonus payments that would otherwise be awarded based on our achievement of the performance goals established for our bonus plan. Our Compensation Committee also has the authority to make discretionary bonus awards to NEOs, but it did not do so in 2015.

The Compensation Committee has determined that for our CEO and CFO, performance goals should be tied exclusively to the Company’s financial goals for revenue growth and operating income. In the beginning of each year, our other executive officers work with our CEO to establish their individual performance goals for the year, based on their respective roles within the Company. For example, individual performance goals established for our NEOs (other than our CEO and CFO which are tied exclusively to the Company’s financial goals) for 2015 included, among others, the financial performance of an executive’s area of responsibility, strategic objectives derived from our strategic plan and interdepartmental goals critical to the ongoing success of the business. These individual performance goals in many instances comprise the basis upon which we seek to achieve our broader corporate financial and operating goals for the year. These individual goals are typically designed to support certain aspects of the corporate objectives to ensure consistency in effort, direction and strategy and are described in greater detail below.

Setting Executive Compensation

We review competitive compensation practices and the financial performance of comparable companies at least annually. This analysis provides the necessary background to the Compensation Committee to ensure that compensation opportunities for executives are competitive with compensation practices among comparable companies and that actual compensation paid to executives is appropriately aligned with our performance in the past year.

Each year Compensia works with the Compensation Committee to confirm one or more peer groups of companies to be used in the competitive assessment. In 2015, a new peer group was developed in order to provide the Compensation Committee with a comprehensive view of compensation practices reflecting our business. The peer group for 2015 was selected based on the same approach utilized in 2014 and 2013, focusing primarily on semiconductor companies with comparable revenue, market capitalization and geographic location and firms involved in the development and licensing of intellectual property. No peer group or peer company was selected on the basis of executive compensation levels. The specific attributes used to develop the peer group included:

•	Industry: The peer group used focused on semiconductor technology companies and companies that license intellectual property.

•

Revenue: We considered the revenue of the peer companies and selected peer companies with trailing twelve months of revenue that, at the time of the analysis, fell within the range of one-half to two times our revenue. Given the small number of intellectual property licensing companies, we included companies that were smaller than one-half our revenue in order to have a broad representation of intellectual property licensing companies. We do not base our peer company selection solely on revenue but also consider the market capitalization and geographic attributes discussed below.

•

Market Capitalization: For the peer group, we looked at market capitalization to reflect the differences in our business model as a technology licensing company, which would not be accurately reflected if we selected peer companies based solely on annual revenue. We selected companies with a market capitalization at the time of our analysis that was generally within a range of one-half to two times our market capitalization. Given the small number of intellectual property licensing companies, we included companies that were smaller than one-half our market-capitalization in order to have a broad representation among in intellectual property licensing companies.

•	Geographic Location: We included U.S. based companies, with an emphasis on firms headquartered in the San Francisco Bay Area.

In 2014 and again in 2015, the Company modified our peer group (which is different from the peer group index utilized in the performance graph included in our annual report on Form 10-K) to include companies that are more comparable to our size (revenue and market capitalization):

2014 PEER GROUP (USED FOR SETTING 2015 COMPENSATION)

Acacia Research Corporation (ACTG)	Micrel, Incorporated (MCRL)
Ambarella, Inc. (AMBA)	Monolithic Power Systems, Inc. (MPWR)
Applied Micro Circuits Corporation (AMCC)	Photronics, Inc. (PLAB)
Cabot Microelectronics Corporation (CCMP)	Power Integrations, Inc. (POWI)
Cavium, Inc. (CAVM)	Rambus Inc. (RMBS)
InterDigital, Inc. (IDCC)	RPX Corporation (RPXC)
InvenSense, Inc. (INVN)	TiVo Inc. (TIVO)
Lattice Semiconductor Corporation (LSCC)	Ultratech, Inc. (UTEK)
M/A-COM Technology Solutions Holdings, Inc. (MTSI)	Veeco Instruments Inc. (VECO)

2015 PEER GROUP (USED FOR SETTING 2016 COMPENSATION)

Acacia Research Corporation (ACTG)	Monolithic Power Systems, Inc. (MPWR)
Ambarella, Inc. (AMBA)	Photronics, Inc. (PLAB)
Applied Micro Circuits Corporation (AMCC)	Power Integrations, Inc. (POWI)
Cabot Microelectronics Corporation (CCMP)	Rambus Inc. (RMBS)
Cavium, Inc. (CAVM)	Rovi Corporation (ROVI)
Integrated Device Technology, Inc. (IDTI)	RPX Corporation (RPXC)
InterDigital, Inc. (IDCC)	Silicon Laboratories, Inc. (SLAB)
Intersil Corporation (ISIL)	TiVo Inc. (TIVO)
InvenSense, Inc. (INVN)	Ultratech, Inc. (UTEK)
M/A-COM Technology Solutions Holdings, Inc. (MTSI)	Veeco Instruments Inc. (VECO)
Micrel, Incorporated (MCRL)

The 2015 peer group was used in early 2016 for purposes of evaluating whether compensation adjustments for our NEOs for 2016 were appropriate. The details of our standings relative to our peer groups with respect to revenue and market capitalization are below (revenue is calculated using trailing 12-month revenues as of the most recently ended quarter and market capitalization is as of the last day of the most recently ended quarter):

Peer Group	Tessera Percentile Ranking on Revenue	Tessera’s Percentile Ranking on Market Capitalization
Peer Group Selected in 2015 for measuring compensation in 2016 analyzed in January 2016	20th percentile	56th percentile
Peer Group Selected in 2014 for measuring compensation in 2015 analyzed in October 2014	38th percentile	88th percentile

Each year, Compensia surveys the compensation practices of the peer group to assess the competitiveness of our compensation programs. Although we maintain the peer group for executive compensation and performance reference purposes, the peer group compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all officers. By contrast, survey data has the advantage of including data on executive positions beyond what is available in public filings, but may not be specific to the selected companies in the peer group. In light of this, during 2015 and early 2016, the Compensation Committee also reviewed data from the Radford Executive Survey, which consists of approximately 600 companies throughout the United States primarily from technology industries. We look at multiple cuts of data from the surveys, including national data across industries, Bay Area data across industries and specific industry cuts, and within those industry and geographic groups we align revenues to be consistent with the peer group. With respect to the survey data presented to the Compensation Committee, the identities of the individual companies included in the survey were not provided to the Compensation Committee, and the Compensation Committee did not refer to individual compensation information for such companies.

We believe that by utilizing both publicly available peer group data and the survey data from the published surveys in which we participate, we are able to develop the best set of robust competitive data reasonably available for use in making compensation decisions. The Compensation Committee, when making compensation adjustments to the NEOs, reviews the publicly available peer group data and the survey data to ensure that, following any compensation adjustment, the total compensation of NEOs falls within the Company’s guidelines.

Based on the objectives outlined above, the Compensation Committee strives to set target compensation opportunity levels to be competitive with the market that we compete in for executive talent and that are appropriate for the skills, experience and performance of each individual. However, the Compensation Committee does not establish compensation levels based solely on benchmarking. The Compensation Committee instead relies on the judgment of its members in making compensation decisions regarding base salaries, target bonus levels and long-term equity incentive awards after reviewing our performance and carefully evaluating each named executive officer’s performance during the year, leadership qualities, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value. The Compensation Committee does not guarantee that any executive will receive a specific market-derived compensation level.

In addition, the Compensation Committee has taken the approach of determining the mix of compensation elements, such as base salary, bonus opportunity and equity awards, on an individual basis. The Compensation Committee allocates total compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among the comparable companies (discussed below), the role and responsibilities of the individual executive, and the nature of the behaviors the incentives are intended to motivate. The Compensation Committee’s philosophy is to balance compensation between long-term and short-term compensation, cash and non-cash compensation, and to take into account the roles and responsibilities of the individual officer.

Base Salary

The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, prior salary, competitive salary information, overall compensation arrangements and relevant survey data. As discussed above, in determining whether to make adjustments to base salaries for our executive officers, the Compensation Committee reviews information regarding compensation paid to individuals holding comparable positions at our peer group companies as well as the relevant market data from the applicable Radford Executive survey. In addition, each year, the Compensation Committee determines whether to approve merit increases to our executive officers’ base salaries based upon the Company’s performance, their individual performance, changes in duties and responsibilities and the recommendations of our CEO (except for purposes of determining his own salary). No formulaic or guaranteed base salary increases are provided to the NEOs. In general, while the Compensation Committee does not attempt to set the various components of executive compensation at a certain target percentile within our peer group, executive base salaries fall generally between the 25th and 75th percentiles of the relevant comparable compensation data. On average in 2015, our continuing NEO base salaries fall slightly below the median for our peer group.

On January 2, 2014, Robert Andersen joined the Company as our Executive Vice President and Chief Financial Officer. His initial annual base salary was set at $312,000 by the Compensation Committee. Mr. Andersen’s base salary was increased to $335,000 effective March 1, 2015. Mr. Andersen’s base salary has not been adjusted since March 1, 2015.

No other adjustments to any base salary amounts for the other NEOs were made in 2015.

Annual Cash Incentives

Our NEOs are eligible to receive an annual cash incentive bonus under our MBO Plan.

Annual Cash Incentive Bonus Targets

At the beginning of each year, the Compensation Committee approves minimum, target and maximum bonus opportunities for each NEO eligible to participate in the MBO Plan. Under this program in 2015, the minimum, target and maximum award opportunities were determined as a percentage of base salary as follows

	Minimum	Target	Maximum
Thomas Lacey	—	100%	200%
Robert Andersen (1)	—	75%	150%
Craig S. Mitchell	—	50%	100%
John S. Thode (2)	N/A	N/A	N/A

(1)

In order to bring Mr. Andersen’s bonus target and total cash compensation closer to the 50th percentile with respect to our peer group companies, Mr. Andersen’s target and maximum bonus were increased to 75% and 150%, respectively, effective as of March 1, 2015. No other changes to NEO bonus targets were made for 2015 or 2016.

(2)	Mr. Thode was not eligible to participate in the MBO Plan for 2015.

These target bonus levels are reviewed annually in consultation with Compensia as part of the compensation review process. Participants may receive a smaller award (or no award) if we do not achieve a target level of performance and a larger award (capped at a level that provides executives an opportunity to earn larger awards by exceeding performance objectives, but that does not create excessive risk by providing unlimited upside opportunities) if we exceed the target level of performance. Payments of above-target bonuses may be made only if we exceed our corporate financial objectives. Our CEO’s bonus opportunity is right at the median for our peer group companies.

Performance Goals

Bonuses paid to our NEOs under our MBO Plan are based on our achievement of certain predetermined corporate performance goals and (in the case of Mr. Mitchell) upon an evaluation of the individual officer’s performance for the year. With respect to both Messrs. Lacey and Andersen, 100% of each of their goals are based exclusively on the financial performance of the Company and with respect to Mr. Mitchell, 40% of his bonus is determined by our financial performance, 55% is determined based on corporate operational goals and 5% is based on individual achievements.

Achievement of Annual Corporate Performance Objectives

On an annual basis, the Compensation Committee sets a threshold financial objective that must be achieved before any annual bonuses for that year are paid. For 2015, the financial objective was for the Company to achieve positive non-GAAP operating profit for 2015 (“Threshold Goal”). The Threshold Goal was achieved and the actual bonuses for the NEOs were then determined based on the corporate goal achievement as described below.

In addition to the Threshold Goal, the Compensation Committee also sets corporate performance goals applicable to the annual bonuses for that year. Achievement levels up to 100% may be awarded for each corporate performance goal based on actual performance for the year relative to that goal. The corporate performance goals are a combination of financial goals, innovation and key market penetration goals and operational excellence goals that are all directly supportive of our short-term and long-term strategic plans. The performance goals set forth below summarize the specific goals set by the Compensation Committee for 2015 annual bonus purposes:

Category	Goal	Achievement
Financial Goals	$288.4 million in total revenue	94.8% achieved with $273.3 million in revenue
	$119.3 million in non-GAAP net income (1)	100% achieved with $122.1 million in non-GAAP net income
	$259.1 million in revenue for our IP business	93.9% achieved with $243.3 million in revenue for our IP business
	$112.1 million in non-GAAP net income from IP business (1)	99.8% achieved with $111.9 million in non-GAAP net income from IP business

Innovation and Key Market Penetration Goals (Mr. Mitchell only)	Identify and target new “greenfield” customers, and new customers in the mobile market with specific milestone objectives relating to each customer	65.0% achieved based on management and Compensation Committee review of performance against targets

Continue the development and revenue plans for our our xFD® product, an advanced, low-cost, high-performance DRAM interconnect technology, our Bond Via Array™ (BVA®) package-on-package (PoP) technology and our 3-D integrated circuit technology as well as our FotoNation IrisCam Product

66.9% of the goals were achieved. based on management and Compensation Committee review of performance against targets

Category	Goal	Achievement
Operational Excellence Goals (Mr. Mitchell only)

Specific individual goals for Mr. Mitchell were agreed upon between the CEO and Mr. Mitchell on a quarterly basis. Mr. Mitchell’s overall performance against these objectives was assessed by the CEO at year-end

75% achievement

(1)

For purposes of calculating non-GAAP net income and non-GAAP net income from IP business, stock-based compensation expenses are excluded and taxes are included at an assumed thirty percent tax rate. For a reconciliation of GAAP to non-GAAP financial results, please see Appendix A.

Allocation of MBO Bonus Among Various Goals

Each NEO’s performance is determined by a combination of two or more of the above listed goals. The specific allocation for each NEO is set forth below.

	Financial Goals		Innovation and Key Market Penetration Goals		Operational Excellence
NAME	Revenue Growth	Non-GAAP Operating Profit (2)	New Verticals	Innovation including imaging, xFD, 3DIC, BVA and IrisCAM
Tom Lacey	40%	60%	—	—	—
Robert Andersen	40%	60%	—	—	—
Craig Mitchell (1)	25%	15%	20%	35%	5%

(1)	For measuring Mr. Mitchell’s performance against financial goals, only the IP business financial goals are considered.
(2)

For purposes of calculating non-GAAP operating profit, stock-based compensation expenses are excluded, amortization of intangibles is included, and taxes are included at an assumed thirty percent tax rate.

Multiplier

The bonus to be paid to any employee, including our NEOs, who participate in the MBO Plan, may be increased or decreased based on the matrix set forth below. The matrix (“2015 MBO Matrix”) is structured as a combination of year over year revenue growth for the Company and annual non-GAAP operating income achievement (expressed as a percentage of revenue). For 2015 year over year revenue growth was -2% and non-GAAP operating income was 45% of revenue. Therefore, the multiplier for 2015 was 1.0 and all bonuses were multiplied by 1.0. The maximum multiplier under the MBO Plan is 2.0.

The Compensation Committee also has the right to exercise its discretion to reduce any bonus payment.

	390.3	40%	0.00	0.50	0.73	0.96	1.19	1.42	1.65	1.69	1.74	1.78	1.83	1.87	1.91	1.96	2.00
	379.2	36%	0.00	0.50	0.72	0.94	1.16	1.38	1.60	1.65	1.70	1.75	1.80	1.85	1.90	1.95	2.00
R	370.8	33%	0.00	0.50	0.71	0.92	1.13	1.34	1.55	1.61	1.66	1.72	1.78	1.83	1.89	1.94	2.00
e	362.4	30%	0.00	0.50	0.70	0.90	1.10	1.30	1.50	1.56	1.63	1.69	1.75	1.81	1.88	1.94	2.00
v	356.9	28%	0.00	0.50	0.69	0.88	1.07	1.26	1.45	1.52	1.59	1.66	1.73	1.79	1.86	1.93	2.00
e	351.3	26%	0.00	0.50	0.68	0.86	1.04	1.22	1.40	1.48	1.55	1.63	1.70	1.78	1.85	1.93	2.00
n	345.7	24%	0.00	0.50	0.67	0.84	1.01	1.18	1.35	1.43	1.51	1.59	1.68	1.76	1.84	1.92	2.00
u	340.1	22%	0.00	0.50	0.66	0.82	0.98	1.14	1.30	1.39	1.48	1.56	1.65	1.74	1.83	1.91	2.00
e	334.6	20%	0.00	0.50	0.65	0.80	0.95	1.10	1.25	1.34	1.44	1.53	1.63	1.72	1.81	1.91	2.00
	329.0	18%	0.00	0.50	0.64	0.78	0.92	1.06	1.20	1.30	1.40	1.50	1.60	1.70	1.80	1.90	2.00
G	323.4	16%	0.00	0.50	0.63	0.76	0.89	1.02	1.15	1.24	1.34	1.43	1.53	1.62	1.71	1.81	1.90
r	317.8	14%	0.00	0.50	0.62	0.74	0.86	0.98	1.10	1.19	1.28	1.36	1.45	1.54	1.63	1.71	1.80
o	312.3	12%	0.00	0.50	0.61	0.72	0.83	0.94	1.05	1.13	1.21	1.29	1.38	1.46	1.54	1.62	1.70
w	306.7	10%	0.00	0.50	0.60	0.70	0.80	0.90	1.00	1.08	1.15	1.23	1.30	1.38	1.45	1.53	1.60
t	301.1	8%	0.00	0.16	0.32	0.48	0.63	0.79	0.95	1.02	1.09	1.16	1.23	1.29	1.36	1.43	1.50
h	295.5	6%	0.00	0.15	0.30	0.45	0.60	0.75	0.90	0.96	1.03	1.09	1.15	1.21	1.28	1.34	1.40
	290.0	4%	0.00	0.14	0.28	0.43	0.57	0.71	0.85	0.91	0.96	1.02	1.08	1.13	1.19	1.24	1.30
	284.4	2%	0.00	0.13	0.27	0.40	0.53	0.67	0.80	0.85	0.90	0.95	1.00	1.05	1.10	1.15	1.20
	278.8	0%	0.00	0.09	0.18	0.28	0.37	0.46	0.55	0.80	0.80	0.85	0.85	0.90	0.90	1.00	1.10
	273.2	-2%	0.00	0.08	0.17	0.25	0.33	0.42	0.50	0.56	0.63	0.69	0.75	0.81	0.88	0.94	1.00
	267.7	-4%	0.00	0.08	0.15	0.23	0.30	0.38	0.45	0.51	0.56	0.62	0.68	0.73	0.79	0.84	0.90
	262.1	-6%	0.00	0.07	0.13	0.20	0.27	0.33	0.40	0.45	0.50	0.55	0.60	0.65	0.70	0.75	0.80
	256.5	-8%	0.00	0.06	0.12	0.18	0.23	0.29	0.35	0.39	0.44	0.48	0.53	0.57	0.61	0.66	0.70
	250.9	-10%	0.00	0.05	0.10	0.15	0.20	0.25	0.30	0.34	0.38	0.41	0.45	0.49	0.53	0.56	0.60
	245.4	-12%	0.00	0.04	0.08	0.13	0.17	0.21	0.25	0.28	0.31	0.34	0.38	0.41	0.44	0.47	0.50
	239.8	-14%	0.00	0.03	0.07	0.10	0.13	0.17	0.20	0.23	0.25	0.28	0.30	0.33	0.35	0.38	0.40
	234.2	-16%	0.00	0.03	0.05	0.08	0.10	0.13	0.15	0.17	0.19	0.21	0.23	0.24	0.26	0.28	0.30
	228.6	-18%	0.00	0.02	0.03	0.05	0.07	0.08	0.10	0.11	0.13	0.14	0.15	0.16	0.18	0.19	0.20
	223.0	-20%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.01	0.03	0.04	0.05	0.06	0.08	0.09	0.10
	217.5	-22%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
	Company:		11%	13%	15%	17%	19%	21%	23%	25%	27%	29%	31%	33%	35%	37%	40%

			********************************** Non GAAP Net Income % *************************************

2015 Annual Cash Incentive Bonuses

Based on the above matrix, the bonuses under the MBO Plan paid to Messrs. Lacey, Andersen and Mitchell were: $489,600, $246,024 and $115,213, respectively calculated as follows:

Name	Achievement of Revenue Growth Goal (A)	Company Achievement of Non-GAAP Operating Profit Goal (B)	Multiplier (C)	Base Pay (D)	MBO at Target (E)	[(DxE)x(A+B)]xC
Thomas Lacey	37.92% (94.8% of 40%)	60% (100% of 60%)	1.0	$500,000	100%	$489,600
Robert Andersen	37.92% (94.8% of 40%)	60% (100% of 60%)	1.0	$335,000	75%	$246,024

Name	Achievement of IP Revenue Growth Goal (A)	Achievement of IP Non- GAAP Operating Profit Goal (B)	Achievement of New Verticals Goal (D)	Achievement of 3DIC BVA xFD Goal (E)	Achievement of Operational Excellence Goal (F)	Multiplier (G)	Base Pay (H)	MBO at Target (I)	([(HxI)x(A+ B+C+D+E+F)]xG
Craig Mitchell	23.48% (93.9% of 25%)	14.97% (99.8% of 15%)	13.00% (65% of 20%)	24.36% (66.9% of 35%)	3.75% (75% of 5%)	1.0	$293,164	50%	$115,213

Equity Incentive Awards

Our long-term equity incentive award program is intended to provide executives with opportunities to participate in the appreciation of our stock price and to create unvested equity award value that will provide a financial incentive for executives to remain with and work for the continued success of the organization. Our long-term equity incentive award program is generally comprised of three equity award vehicles:

•

Stock Option Awards: Stock options form a basis of our long-term equity incentive award program. Stock options align the interests of management and stockholders by rewarding increases in stockholder value.

•

Restricted Stock Unit Awards: RSUs are used primarily in new hire executive packages and as part of our annual review process. RSUs will rise and fall in value just as a traded share of stock will, aligning executives’ interests with stockholders.

•

Performance Based Restricted Stock Unit Awards: Performance based RSUs are provided to all of our NEOs. These shares vest upon the occurrence of certain longer-term strategic milestones or specific annual financial goals and are intended to align a significant portion of these executives’ compensation to a single long-term strategic goal or to specific annual long-term financial or stock price goals.

Stock Option Awards

Stock options granted generally have a four-year vesting schedule in order to provide an incentive for continued employment and generally expire ten years from the date of the grant, subject to earlier termination in the event of termination of employment. This provides a reasonable time frame in which to align the executive officer with the price appreciation of our shares. The exercise price of options granted under the stock plans is 100% of the fair market value of the underlying stock on the date of grant. Under the Tessera Technologies, Inc. 2003 Equity Incentive Plan, or the 2003 Equity Plan, the fair market value of our common stock is equal to the last closing sales price per share on the NASDAQ Global Select Market on the date of grant. Executives do not realize value from our stock options unless our stock price appreciates following the date of grant.

In 2015, no NEOs received stock option awards.

Time-Based Restricted Stock Unit Awards

As discussed above, we typically award RSUs to selected new hires and other employees as part of the annual award program. The Compensation Committee believes that RSUs are an effective tool for adding an immediate financial incentive to remain with and work for us that will mitigate potential attempts by labor market competitors to recruit critical employees. In March 2015, Mr. Mitchell received 8,000 RSUs and Mr. Andersen received 14,000 RSUs which coupled with the performance-based RSUs described in the following section further our compensation objectives of having significant long term incentives for our NEOs. The foregoing RSUs have a four-year vesting schedule in order to provide an incentive for continued employment.

Performance-Based Restricted Stock Unit Awards

In December 2013 and again in July 2014, Mr. Lacey, received 250,000 performance-based RSUs (for a total of 500,000 performance-based RSUs). Of these 500,000 performance based RSUs, 62,500 may vest in each calendar year at target and 125,000 may vest each year at maximum. The performance-based vesting requirements are agreed upon by Mr. Lacey and the Compensation Committee on an annual basis with respect to the shares that may vest in that year and will require continued employment until the vesting date. For 2014 and 2015, all of Mr. Lacey’s performance-based shares were tied to the Company’s financial goals for revenue growth and non-GAAP operating income under the multiplier matrix under the MBO Plan, as described above. Any performance-based RSUs that do not vest in a given year will be forfeited. Our Compensation Committee believes that setting a one-year performance measurement period for the 2015 performance based RSUs was appropriate at this time due to our historical financial performance and the risk of setting inappropriate targets if we were to project more than one-year in advance.

In January 2014 and again in July 2014, Mr. Andersen, received 29,400 performance-based RSUs (for a total of 58,800 performance-based RSUs). Of these 58,800 performance-based RSUs, 7,350 may vest each calendar year at target and 14,700 may vest each year at maximum. The performance-based vesting requirements are agreed upon by Mr. Andersen and the Company’s Chief Executive Officer, and approved by the Compensation Committee, on an annual basis with respect to the shares that may vest in that year and will require continued employment until the vesting date. For 2014 and 2015, all of Mr. Andersen’s performance-based shares were tied to the Company’s financial goals for revenue growth and non-GAAP operating income under the multiplier matrix under the MBO Plan, as described above. Any performance-based RSUs that do not vest in a given year will be forfeited.

In March of 2015, Mr. Mitchell received 18,000 performance-based RSUs. Of these 18,000 performance-based RSUs, 6,000 may vest in each of 2015, 2016 and 2017. The performance-based vesting requirements shall be as agreed upon by Mr. Mitchell and the Company’s Chief Executive Officer, and approved by the Compensation Committee, on an annual basis with respect to the shares that may vest in that year and will require continued employment until the vesting date.

For 2015 performance, the performance-based RSUs previously granted to our continuing NEOs and eligible to vest based on 2015 performance were released in March 2016. The following table summarizes the performance-based RSUs granted to our continuing NEOs that were eligible to vest during 2015:

	Number of RSUs Available for Release at Target Based on 2015 performance	Number of RSUs Available for Release at Maximum Based on 2015 performance	Release Conditions	Shares Released
Thomas Lacey	62,500	125,000	100% based on financial targets for revenue growth and non-GAAP operating income in accordance with 2015 MBO multiplier matrix—multiplier determined pursuant to MBO matrix (1.0 for 2015, as described above) was multiplied by target RSUs.	62,500

Robert Andersen	7,350	14,700	100% based on financial targets for revenue growth and non-GAAP operating income in accordance with 2015 MBO multiplier matrix-multiplier determined pursuant to MBO matrix (1.0 for 2015, as described above, was multiplied by target RSUs.	7,350

Craig Mitchell	6,000	6,000	100% based on specific milestones. The Compensation Committee determined that Mr. Mitchell had achieved 52% of these milestones, and 52% of his “target” RSUs vested accordingly.	3,120

Specific milestones and achievements for the release of Mr. Mitchell’s performance shares for 2015 are as follows:

Percent of Total	Goal	Achievement of Goal
5%	xFD agreement closed with one additional DRAM Manufacturer that allows for the additional DRAM Manufacturer to evaluate and qualify with a commitment to ship xFD product	80%
5%	Qualification testing completed on xFD and favorable / move-forward report released by customer	0%
5%	Product announced/shipped by customer using xFD technology	0%
10%	BVA technology collaboration and qualification agreement closed	100%
20%	BVA technology qualification completed	75%
10%	FPEVs (with functional SOC and memory) delivered to customer for stacking, electrical testing and reliability evaluation	0%
15%	Customer issues interim or initial assessment that qualification is proceeding favorably for FPEVs	0%
30%	BVA License agreement closed	75%

Employment, Severance and Change in Control Agreements

We have entered into change in control severance agreements and severance agreements with certain of our executive officers to provide severance and/or change in control benefits. The Compensation Committee believes these types of agreements are essential in order to attract and retain qualified executives and promote stability and continuity in our senior management team. We believe that the stability and continuity provided by these agreements are in the best interests of our stockholders. For details, see “Employment, Severance and Change in Control Arrangements” below.

401(k) Plan

We maintain a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) to cover eligible employees of the Company and any designated affiliate in the United States. The 401(k) Plan permits eligible employees to defer up to the maximum dollar amount allowed by law. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We currently make discretionary matching contributions to the 401(k) Plan in an amount equal to fifty percent of deferrals up to a maximum of three percent of the participant’s annual base pay and subject to certain other limits. Employer contributions to the Plan are vested as follows: 25% after one year of service, 50% after two years of service, 75% after three years of service and 100% after four years of service. Employees who are 21 years of age or older are eligible to participate in the 401(k) Plan as of the date of hire.

We do not maintain any other defined benefit, defined contribution or deferred compensation plans for our employees.

Other Elements of Compensation and Perquisites

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers. In addition, we provide certain highly-compensated employees, including our NEOs, with supplemental long-term disability coverage. Other than as described in this section, we do not provide any special perquisites or health or welfare benefits to our NEOs that are not available to all of our employees.

Other Compensation Policies

Stock Ownership and Retention Guidelines. In October 2014, our Board adopted stock ownership guidelines that apply to our CEO, each other executive officer of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, and each other employee that reports directly to the Chief Executive Officer (each, an “Executive”). Each Executive will be expected to own common stock of the Company with a market value equal to the following amounts for as long as he or she remains an Executive:

Title	Ownership Threshold
Chief Executive Officer	Three times (3x) base salary
Other Executives	One times (1x) base salary

Each Executive must hold 50% of all “Net Settled Shares” (as defined below) received from the vesting, delivery or exercise of equity awards granted under our equity award plans until the Executive’s ownership equals or exceeds the applicable ownership threshold, as set forth above. In no event shall shares of common stock purchased under our employee stock purchase plan be considered granted under our equity award plans for purposes of this share retention requirement. This share retention requirement applies to an Executive only if such Executive has not achieved his or her applicable ownership threshold. For purposes of the guidelines, “Net Settled Shares” means those shares of common stock that remain after payment of (a) the exercise price of stock options or purchase price of other awards and all applicable withholding taxes, including shares sold or netted with respect thereto, and (b) all applicable transaction costs.

Insider Trading Policy. Our insider trading policy prohibits directors, officers, employees and all persons living in their households from trading any type of security, whether issued by us or other companies with which we do business, while aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Additionally, we restrict trading by our directors and officers, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to quarterly trading windows that begin one full trading day following the public disclosure of our quarterly or annual financial results and that ends at 5:00 pm Eastern Time on the 15th day of the last month in each calendar quarter (or if the 15th day falls on a non-trading day, then on the trading day immediately prior to the 15th day of the last month in each calendar quarter). Furthermore, the insider trading policy requires that certain specified individuals meet with representatives of our legal department to confirm that they are not in possession of material non-public information prior to trading any security of the Company during open window periods. Our insider trading policy also prohibits directors, officers, employees and all persons living in their households from purchasing Company stock on margin, pledging Company stock to secure margin or other loans, short selling Company stock or buying or selling put or call options on Company stock, or entering into other derivative contracts or hedging contracts.

Clawback Policy. We have adopted an incentive compensation “clawback” policy under which the Compensation Committee or the Board of Directors may require the reimbursement or forfeiture of incentive compensation from an executive officer in the event of restatement of the company’s financial results due to its material noncompliance with any financial reporting requirement under United States securities laws. We believe that by providing the Company with the appropriate power to recover incentive compensation paid to an executive officer in this situation, the Company demonstrates its commitment to strong corporate governance. Under our clawback policy, the Compensation Committee or the Board of Directors may require reimbursement from the executive officer for incentive compensation. The amount of incentive compensation that may be recovered is the portion of any bonus paid to, and any performance-based equity awards earned by, the executive officer that the executive officer would not have received if the Company’s financial results had been reported properly. The right to cause a forfeiture or recovery of incentive compensation applies to incentive compensation during the three year period prior to the date on which the Company is required to prepare an accounting restatement.

Tax and Accounting Treatment of Elements of Executive Compensation

We aim to compensate the NEOs in a manner that is tax effective for us without sacrificing the effectiveness of the incentive programs being offered to executives. Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its chief executive officer and its four most highly compensated executive officers (other than its chief financial officer). Compensation that is “qualified performance-based compensation” generally is not subject to the $1 million deduction limit. Although we have plans that permit the award of deductible compensation under Section 162(m) of the Internal Revenue Code if the requirements of Section 162(m) are satisfied, the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

We account for stock-based awards to our employees under the rules of FASB ASC Topic 718, which requires us to record the compensation expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below sets forth, for the fiscal years ended December 31, 2015, 2014 and 2013, the salary and bonus earned by and other compensation paid to our NEOs.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (1)($)		Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)		Total($)
Thomas Lacey Chief Executive Officer	2015	500,000		—		—		—	489,600		8,465		998,065
	2014	500,000		—		5,767,250	(4)	—	1,500,000	(5)	8,316		7,775,566
	2013	295,890	(6)	—		7,053,002	(4)	3,022,649	—		6,323		10,377,864

Robert Andersen Chief Financial Officer	2015	331,167		—		587,006		—	246,024		8,226		1,172,423
	2014	311,000		—		1,258,261	(4)	248,585	312,000		8,065		2,137,911

John S. Thode President, DigitalOptics	2015	135,265		—				—	—		357,957	(7)	493,222
	2014	450,000		—		—		—	500,000		93,316	(8)	1,043,316
	2013	403,151	(9)	112,500	(10)	1,579,410		1,117,935	—		85,489	(8)	3,298,485

Craig S. Mitchell President, Invensas	2015	293,164		—		1,090,154		—	115,213		7,920		1,506,451
	2014	293,164		—		—		—	356,307	(11)	7,920		657,391
	2013	293,164		—		168,335		107,365	—		5,943		607,307

(1)

The amounts reflected in this column represent the aggregate grant date fair value for stock awards granted to the NEOs in the relevant fiscal year, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. With respect to stock awards granted during 2013, 2014 and 2015 the vesting of which was performance-based, these amounts have been computed based upon the probable outcome of the performance conditions applicable to such stock awards, if any, as of the grant date. The probable outcome for all stock awards granted with performance conditions for purposes of calculating the values in this table has been assumed to be the potential maximum value of the awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 22, 2016.

(2)

The amounts reflected in this column represent the aggregate grant date fair value for option awards granted to the NEOs in the relevant fiscal year, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 22, 2016.

(3)	Unless otherwise indicated, these amounts represent 401(K) contributions, life insurance and disability premiums.
(4)

Incudes the total grant date fair value of stock awards granted to the NEOs at the maximum possible achievement. At target, performance-based equity granted to Mr. Lacey and Mr. Andersen will be 50% of maximum.

(5)	Includes $1,000,000 paid under the MBO Plan and an additional $500,000 paid under a special bonus plan.
(6)

Mr. Lacey joined the Company as an employee and began serving as our Interim Chief Executive Officer on May 29, 2013. He was named the Chief Executive Officer on December 9, 2013. This amount represents a prorated portion of his annual base salary for 2013, which was $500,000.

(7)	Represents amounts paid to Mr. Thode pursuant to his separation from the Company plus amounts representing 401(K) contributions, life insurance and disability premiums.
(8)	Includes annual living expense reimbursement of $78,482 and $85,000, for 2013 and 2014, respectively.
(9)	Mr. Thode joined the Company as an employee on February 7, 2013. This amount represents a prorated portion of his annual base salary for 2013, which was $450,000.
(10)	Mr. Thode received a one-time bonus upon his joining the Company.
(11)	Includes $276,307 paid under the MBO Plan and an additional $80,000 paid under a special bonus plan.

Grants of Plan-Based Awards

The table below sets forth information concerning grants of plan-based awards in 2015 to our NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (4)	Closing Share Per Price on Date of Grant ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas Lacey	—	—	500,000	1,000,000	—	—	—	—	—	—	—	—
Robert Andersen	3/2/15	—	251,250	502,500	—	—	—	14,000	—	—	587,006	41.93
Craig S. Mitchell	3/2/15	—	146,582	293,164	—	—	—	8,000	—	—	335,432	41.93
	3/2/15	—	—	—	—	18,000	18,000	—	—	—	754,722	41.93

(1)	These awards were granted under the Company’s MBO Plan. See further details in the “2015 Annual Cash Incentive Bonuses” section of the Compensation Discussion and Analysis section above.
(2)

Up to one-third of the RSU award may vest during each calendar year following the date of grant, commencing with 2015. The performance-based vesting requirements shall be as agreed upon by the executive and the Compensation Committee on an annual basis with respect to the shares that may vest in that year and will require continued employment until the vesting date. Any performance-based RSUs that do not vest in a given year will be forfeited. For 2015, the performance-based RSUs granted to Mr. Mitchell vested as to 3,120 of the 6,000 RSUs eligible to vest during 2015 based on achievement with respect to new key customers and the development and sale of our xFD® product, our Bond Via Array™ (BVA®) package-on-package (PoP) technology and our 3-D integrated circuit technology.

(3)

Unless otherwise noted, the RSU awards vest as follows: 25% of the shares subject to such awards vest after each of the four full fiscal years following the grant date of the award, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates. The RSU award is subject to acceleration of vesting pursuant to agreements entered into with Mr. Mitchell as described and referenced under “Employment, Severance and Change in Control Arrangements.

(4)

The amounts reflected in this column represent the aggregate grant date fair value for stock and option awards granted to the NEOs in the relevant fiscal year, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. With respect to stock awards granted during 2015 the vesting of which was performance-based, these amounts have been computed based upon the probable outcome of the performance conditions applicable to such stock awards, if any, as of the grant date. The probable outcome for all stock awards granted with performance conditions for purposes of calculating the values in this table has been assumed to be the potential maximum value of the awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 22, 2016.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information concerning the number and value of unexercised stock options and unvested stock awards held by the NEOs at December 31, 2015:

Name	Grant Date	Option Awards (1)					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#) (2)	Market Value of Shares or Units of Stock That Have Not Vested($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#) (4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Thomas Lacey	5/22/13	—	—		—	—	3,750	112,534	—		—
	5/29/13	6,875	10,625		$20.71	5/28/23	6,250	187,556	—		—
	12/9/13	148,253	219,000		$18.84	12/8/23	50,000	1,500,450	187,500		5,626,688
	7/28/14	—	—		—	—	—	—	187,500		5,626,688

Robert Andersen	1/2/14	13,000	39,000		$19.73	1/1/24	9,450	283,585	22,050		661,698
	7/28/14	—	—		—	—	—	—	22,050		661,698
	3/2/15	—	—		—	—	14,000	420,126	—		—

Craig S. Mitchell	5/18/06	7,292	—		$28.20	5/17/16	—	—	—		—
	8/19/09	10,625	—		$26.16	8/18/19	—	—	—		—
	9/9/11	3,125	—		$12.52	9/8/21	—	—	—		—
	9/12/12	7,313	5,062	(5)	$14.91	9/11/22	1,500	45,014	—		—
	10/14/13	4,225	7,150	(5)	$20.43	10/13/23	2,600	78,023	—		—
	3/2/15	—	—		—	—	8,000	240,672	18,000	(6)	540,162

(1)

Stock option awards have a ten-year term from the grant date and vests as follows: 1/4th of the shares subject to the equity awards will vest annually following the grant date, to the extent the NEO is employed with or retained as a consultant by the Company on the vesting dates. All stock option awards are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.

(2)

Unless otherwise noted, the RSU awards vest as follows: 25% of the shares subject to the equity awards will vest annually following the grant date, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates. All time-based restricted stock are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.

(3)	This value is based on the December 31, 2015 closing price of our common stock of $30.01 as reported by the NASDAQ Global Select Market.
(4)

Reflects the number of RSUs that may vest pursuant to such awards at “maximum” performance for the RSU awards granted to Messrs. Lacey and Andersen. At target performance, 50% of the RSUs would vest. Up to 25% of each RSU award may vest during each calendar year following the date of grant, commencing with 2014. The performance-based vesting requirements shall be as agreed upon by the executive and the Compensation Committee on an annual basis with respect to the shares that may vest in that year and will require continued employment until the vesting date. Any performance-based RSUs that do not vest in a given year will be forfeited. For 2015, the performance-based RSUs granted to Messrs. Lacey and Andersen were released at target amount in March 2016 and the performance-based RSUs granted to Mr. Mitchell were released at 52% in March 2016. The goals and objectives set by the Compensation Committee for the release of these shares are described in the “Equity Incentive Awards” section of the Compensation Discussion and Analysis section above. The performance-based RSU awards for Mr. Lacey are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements.

(5)

Stock option awards have a ten-year term from the grant date and vest as follows: 1/48th of the shares subject to the equity awards will vest monthly following the grant date, to the extent the NEO is employed with or retained as a consultant by the Company on the vesting dates. All stock option awards are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.

(6)

Up to one-third of the RSU award may vest during each calendar year following the date of grant, commencing with 2015. The performance-based vesting requirements shall be as agreed upon by the executive and the Compensation Committee on an annual basis with respect to the shares that may vest in that year and will require continued employment until the vesting date. Any performance-based RSUs that do not vest in a given year will be forfeited. For 2015, the performance-based RSUs granted to Mr. Mitchell vested as to 3,120 of the 6,000 RSUs eligible to vest during 2015 based on achievement with respect to new key customers and the development and sale of our xFD® product, our Bond Via Array™ (BVA®) package-on-package (PoP) technology and our 3-D integrated circuit technology.

Option Exercises and Stock Vested

The table below sets forth information concerning the number of stock options exercised in 2015 and the value realized upon their exercise by the NEOs, as well as the number of shares acquired on vesting of stock awards in 2015 and the value realized upon vesting by such officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Thomas Lacey	83,247	1,702,144	155,625	6,048,182
Robert Andersen	—	—	17,850	700,595
John S. Thode	59,375	1,393,694	7,500	288,743
Craig S. Mitchell	—	—	6,550	245,176

(1)

Amounts realized from the exercise of option awards are calculated by multiplying the number of shares as to which the option was exercised by the excess of the fair market value of a share of our common stock on the vesting date over the applicable exercise price.

(2)	Amounts realized from the vesting of stock awards are calculated by multiplying the number of shares that vested by the fair market value of a share of our common stock on the vesting date.

Employment, Severance and Change in Control Arrangements

Employment Agreements

The Company has not entered into any employment agreements with the NEOs.

Change in Control and Severance Arrangements

The Company provides for certain severance benefits in the event that an executive’s employment is involuntarily or constructively terminated. In addition, the Company provides enhanced severance benefits if such a termination occurs within 18 months following a change in control. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary, bonus and health benefit continuation and with the intent of providing for a stable work environment. We believe that reasonable severance benefits for those NEOs with which we have entered into severance agreements are important because it may be difficult for these NEOs to find comparable employment within a short period of time following certain qualifying terminations. The Company also believes these benefits are a means reinforcing and encouraging the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

The Company extends change in control benefits because they are essential to help the Company fulfill its objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by the Company. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the Compensation Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Compensation Committee’s determinations concerning other direct compensation or benefit levels. The Compensation Committee has determined that such arrangements offer protection that is competitive within our industry and company size and are necessary to attract highly qualified individuals and encourage them to be retained by the Company. In making the decision to extend the benefits, the Compensation Committee relied on the assurances of its independent advisor that the programs are representative of market practice, both in terms of design and cost.

Severance Agreements

The Company has entered into severance and change in control severance agreements with each of Messrs. Lacey, Andersen and Mitchell. The Company had previously entered into a severance agreement with Mr. Thode that was triggered by the end of Mr. Thode’s employment with the Company in March 2015, as further described below.

Severance Agreement with Mr. Lacey

The severance agreement between the Company and Mr. Lacey provides that if Mr. Lacey is involuntarily terminated without cause or resigns for good reason, or Mr. Lacey’s employment terminates as a result of his death or permanent disability, Mr. Lacey shall, upon the effectiveness of a general release of claims by Mr. Lacey in favor of the Company, receive:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of separation;

•	a lump sum cash payment equal to 100% of his annual salary;

•	his target annual bonus for the calendar year in which termination occurs (which bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination);

•	continuation of health benefits for eighteen months following termination; and

•

immediate acceleration of vesting of such portion of his time-based RSUs as would have vested if Mr. Lacey had continued to provide services to the Company for one year following the date of separation, extended exercisability of stock option awards for one year after the date of separation, and if such termination occurs more than six (6) months and one (1) day into the performance period then-underway (“Performance Period”) under any outstanding performance-based restricted stock award or any other performance-based equity award (each, a “Performance Award”), Mr. Lacey shall remain eligible to vest in such portion of the Performance Award as is attributable to the Performance Period in accordance with the terms of such Performance Award based on actual performance relative to the performance goals applicable to the Performance Period, which vesting shall be effective on the last day of the Performance Period (or such other settlement date as may be provided in the agreement evidencing the Performance Award).

The severance agreement expires in October 2017 and may renewed by mutual agreement between the Company and Mr. Lacey.

Severance Agreements with Messrs. Andersen and Mitchell

The Company has entered into severance agreements with Messrs. Andersen and Mitchell. The severance agreements provide that, if an executive’s employment is terminated by us without cause or if the executive resigns for good reason, the executive will be entitled to receive the following payments:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•	a lump sum cash payment equal to a 75% of his annual base salary;

•	continuation of health benefits for a period of 9 months following the date of termination; and

•

his target annual bonus for the calendar year in which in which termination occurs (which bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination);

The severance benefits described above will be paid upon the executive’s execution of a general release of claims in favor of the Company. The severance agreements with Messrs. Andersen and Mitchell are set to expire in October 2017, which term may be renewed by mutual agreement between the Company and the NEO.

Change in Control Severance Agreement with Continuing NEOs

The change in control severance agreement between the Company and Mr. Lacey provides that if Mr. Lacey is involuntarily terminated without cause or resigns for good reason, or Mr. Lacey’s employment terminates as a result of his death or permanent disability within 18 months following a change in control, Mr. Lacey shall, upon the effectiveness of a general release of claims by Mr. Lacey in favor of the Company, receive all benefits to which he is entitled under the severance agreement described above (provided, however, that 100% of his annual bonus at target will be paid as opposed to a pro rata portion), plus immediate acceleration of vesting in full of all equity awards, provided that Performance Awards shall vest as to the “target” number of shares subject to such award. The change in control severance agreement is set to expire in October 2017, which term may be renewed by mutual agreement between the Company and Mr. Lacey.

The change in control severance agreement between the Company and Messrs. Andersen and Mitchell provides that if the NEO is involuntarily terminated without cause or resigns for good reason within 18 months following a change in control, the NEO shall, upon the effectiveness of a general release of claims by the NEO in favor of the Company, receive all benefits to which he is entitled under the severance agreement described above, plus immediate acceleration of vesting in full of all equity awards (excluding performance shares). The change in control severance agreements are set to expire in October 2017, which term may be renewed by mutual agreement between the Company and the NEO.

Defined Terms

For purposes of both the severance agreements and the change in control severance agreements, “cause” means, generally, an executive’s gross negligence or willful misconduct in the performance of his duties where such gross negligence or willful misconduct has resulted or is likely to result in material damage to our company, the executive’s willful and habitual neglect of or failure to perform his duties, the executive’s commission of any act of fraud or dishonesty with respect to our company that causes harm to our company or is intended to result in substantial personal enrichment, the executive’s failure to cooperate with us in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by our Board of Directors or the Audit Committee of the Board of Directors, the executive’s material violation of our confidentiality and proprietary rights agreement or any similar agreement with the Company, or the executive’s material breach of any obligation or duty under the agreement or any written employment or other written policies of our company.

For purposes of both the severance agreements and the change in control severance agreements, “good reason” means, generally, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation, unless such a reduction is imposed across-the-board to senior management, a material change in the geographic location at which the executive must perform his duties, or any other action that constitutes our material breach of the agreement.

For purposes of both the severance agreements and the change in control severance agreements, “change in control” is generally defined as:

•

a merger or consolidation in which the Company is a party, other than a merger or consolidation which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities; or

•	the sale of all or substantially all of our assets.

Termination of John Thode

Effective March 9, 2015, Mr. Thode’s employment with the Company was terminated. Mr. Thode signed the release agreement attached to his severance agreement and the benefits provided for under Mr. Thode’s severance agreement were provided to him. This included the following payments:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•	a lump sum cash payment equal to $337,500, representing 75% of his annual base salary ;

•	continuation of health benefits for a period of 9 months following the date of termination in the amount of $9,450; and

•

9 months vesting credit for any outstanding stock awards (other than stock awards that vest based on the achievement of performance objectives). As a result, Mr. Thode vested in 31,027 additional options at an average purchase price of $17.55.

2003 Equity Plan

We routinely grant our executive officers stock awards pursuant to our 2003 Equity Plan. The change in control provisions applicable to stock awards under our 2003 Equity Plan generally provide for accelerated vesting of unvested awards in connection with a change in control if such awards are not assumed or replaced with comparable awards by our successor company or its parent.

Potential Payments Upon Change in Control Termination

The following table summarizes potential change in control and severance payments to each named executive officer in the event of (1) a termination of employment as a result of the NEO’s resignation for good reason or termination of employment by us other than for cause, and (2) such a termination within 18 months following a change in control. The table assumes that the termination and change in control, if applicable, occurred on December 31, 2015. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $30.01, which represents the closing market price of our common stock as reported by the NASDAQ Global Select Market on December 31, 2015, the last trading day of 2015.

Name	Benefit Type	Payment in the Case of a Resignation for Good Reason or a Termination Other Than for Cause ($)		Payment in the Case of a Resignation for Good Reason or a Termination Other Than for Cause, if Within 18 Months Following a Change in Control ($)
Thomas Lacey	Cash Payments	1,000,000	(1)	1,000,000	(1)
	Value of Stock Award Acceleration	4,087,453	(2)	9,972,270	(3)
	Value of Health Benefits	24,066	(4)	24,066	(4)
Robert Andersen	Cash Payments	502,500	(5)	502,500	(5)
	Value of Stock Award Acceleration	—		1,104,631	(6)
	Value of Health Benefits	11,007	(7)	11,007	(7)
Craig S. Mitchell	Cash Payments	381,250	(5)	381,250	(5)
	Value of Stock Award Acceleration	—		508,042	(6)
	Value of Health Benefits	12,033	(7)	12,033	(7)

(1)

Cash payment is payable in a lump sum equal to 100% of the executive’s base salary plus Mr. Lacey’s annual bonus at target (which annual target bonus will be prorated for the portion of the calendar year that has elapsed prior to the date of termination in the case of termination without a change in control). Because Mr. Lacey’s termination is assumed to occur on December 31, 2015 for purposes of the table, the full annual bonus at target is included in both termination scenarios.

(2)

Represents the value of those stock awards that would vest over the 12-month period following December 31, 2015 based on the difference between the exercise or purchase price, if any, and $30.01, which was the closing price of our common stock as reported by the NASDAQ Global Select Market on December 31, 2015. The value reported assumes that such termination occurs more than six (6) months and one (1) day into the performance period then-underway under any outstanding performance-based restricted stock award or any other performance-based equity award. For purposes of the table above, the value of any performance-based equity awards is presumed to be at target and not at maximum.

(3)

Represents the value of all stock awards that would vest based on the difference between the exercise or purchase price, if any, and $30.01, which was the closing price of our common stock as reported by the NASDAQ Global Select Market on December 31, 2015. For purposes of the table above, the value of the performance-based equity awards is presumed to be at target and not at maximum.

(4)	Represents the estimated cost of 18 months of continued health coverage.
(5)

Cash payment is payable in a lump sum equal to 75% of the executive’s base salary plus the executive’s annual bonus at target (which annual target bonus will be prorated for the portion of the calendar year that has elapsed prior to the date of termination). Because the executives’ terminations are assumed to occur on December 31, 2015 for purposes of the table, the full annual bonus at target is included in both termination scenarios for each executive.

(6)

Represents the value of those stock awards (excluding performance-based awards) that would vest over the 9-month period following December 31, 2015 based on the difference between the exercise or purchase price, if any, and $30.01, which was the closing price of our common stock as reported by the NASDAQ Global Select Market on December 31, 2015.

(7)	Represents the estimated cost of 9 months of continued health coverage.

Risk Assessment of Compensation Policies and Programs

In early 2016, management assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by the Company and presented its assessment to our Compensation Committee. Based on its assessment, management recommended, and the Compensation Committee, concluded, that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on the Company. In connection with their review, management and the Compensation Committee noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:

•	The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives.

•	Corporate performance objectives are designed to be consistent with the Company’s overall business plan and strategy, as approved by the Board of Directors.

•

The determination of executive incentive awards is based on a review of a variety of indicators of performance, including both financial and non-financial goals, reducing the risk associated with any single indicator of performance.

•	Incentive payments are capped at no more than 200% of target.

•	The Company’s equity awards generally vest over four year periods or based upon the achievement of performance objectives.

•	The Compensation Committee has the right to exercise negative discretion over executive incentive plan payments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2015, there has not been, nor is there currently planned, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our capital stock or any member of their immediate families had or will have a direct or indirect material interest other than the compensatory transactions described above and the agreements and transactions described below.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. As permitted by the Delaware General Corporation Law, we have adopted provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors to us for monetary damages for a breach of their fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Pursuant to our restated certificate of incorporation and bylaws, we are obligated, to the maximum extent permitted by Delaware law, to indemnify each of our directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. A “director” or “officer” includes any person who is or was a director or officer of us, is or was serving at our request as a director or officer of another enterprise or was a director or officer of a corporation which was a predecessor corporation of us or of another enterprise at the request of the predecessor corporation. Pursuant to our restated certificate of incorporation and bylaws, we also have the power to indemnify our employees to the extent permitted under Delaware law. Our restated certificate of incorporation and bylaws provide that our Board of Directors may authorize the advancement of expenses for the defense of any action for which indemnification is required or permitted. Our restated certificate of incorporation and bylaws permit us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us or, at our request, served in such a capacity for another enterprise.

We have entered into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors; and

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Procedures for Approval of Related Person Transactions

As provided by the Company’s written Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis, and approve any related party transaction. The Company’s written Code of Business Conduct and Ethics Policy requires that all directors, officers and employees make appropriate disclosure of any situation that could give rise to a conflict of interest to the Company’s General Counsel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each current director and each nominee to become a director, (ii) each named executive officer, (iii) all current directors, nominees and current executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our common stock as of February 29, 2016.

The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity includes common stock underlying options held by the person or entity that are exercisable within 60 days of February 29, 2016, and common stock underlying RSUs held by the person or entity that will vest within 60 days of February 29, 2016, but excludes common stock underlying options and RSUs held by any other person or entity. Percentage of beneficial ownership is based on 49,875,640 shares of common stock outstanding as of February 29, 2016.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total Class
Executive Officers, Directors and Nominees
Thomas Lacey (1)	300,926	*
Robert Andersen (2)	50,203	*
Craig Mitchell (3)	53,362	*
Christopher Seams	39,513	*
Donald E. Stout	19,978	*
George A. Riedel	21,788	*
John Chenault	19,513	*
Richard S. Hill (4)	87,367	*
Tudor Brown	18,888	*
All current executive officers, directors and nominees to become a director as a group (nine persons) (8)	611,538	1.2%
5% Stockholders
BlackRock, Inc. (5)	7,002,878	14.0%
Wells Fargo & Company (6)	2,595,705	5.2%
Entities affiliated with Vanguard Group, Inc. (7)	3,810,343	7.6%

*	Represents beneficial ownership of less than 1%.
(1)	Includes 157,628 shares issuable upon exercise of outstanding options held by Mr. Lacey, exercisable within 60 days of February 29, 2016.
(2)	Includes 26,000 shares issuable upon exercise of outstanding options held by Mr. Andersen, exercisable within 60 days of February 29, 2016.
(3)	Includes 36,130 shares issuable upon exercise of outstanding options held by Mr. Mitchell, exercisable within 60 days of February 29, 2016.
(4)	Includes 50,000 shares issuable upon exercise of outstanding options held by Mr. Hill, exercisable within 60 days of February 29, 2016.
(5)

The address for BlackRock, Inc., is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. has sole voting power as to 6,619,142 shares and sole dispositive power as to 7,002,878 shares. The shares reported as being beneficially held by BlackRock, Inc. may be held by one or more of its subsidiaries, BlackRock (Luxembourg) S.A., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co. Ltd. or BlackRock Life Limited. The information in this table and footnote is based solely on information contained in Schedule 13G/A filed with the SEC on January 8, 2016 by BlackRock, Inc.

(6)

The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104. Wells Fargo & Company has sole voting power as to 16,213 shares, shared voting power as to 2,544,277 shares, sole dispositive power as to 16,213 shares and shared dispositive power as to 2,578,548 shares. The shares reported as being beneficially held by BlackRock, Inc. may be held by one or more of its subsidiaries, Wells Fargo Advisors, LLC, Wells Fargo Bank, National Association, Wells Fargo Delaware Trust Company, National Association, Wells Fargo Advisors Financial Network, LLC, Golden Capital Management, LLC and Wells Fargo Funds Management, LLC. The information in this table and footnote is based solely on information contained in Schedule 13G filed with the SEC on January 29, 2016 by Wells Fargo & Company.

(7)

The address for The Vanguard Group, Inc. is 100 Vanguard Blvd. Malvern, PA 19355. The Vanguard Group, Inc. has sole voting power as to 94,988 shares, shared voting power as to 2,800 shares, sole dispositive power as to 3,715,455 shares and shared dispositive power as to 94,888 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 92,088 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 5,700 shares as a result of its serving as investment manager of Australian investment offerings. The information in this table and footnote is based solely on information contained in Schedule 13G/A filed with the SEC on February 10, 2016 by Vanguard Group, Inc.

(8)	Includes 269,758 shares issuable upon exercise of outstanding options held by current officers and directors as a group, exercisable within 60 days of February 29, 2016.

EQUITY COMPENSATION PLAN INFORMATION

We have three equity compensation plans that have been approved by our stockholders: the Sixth Amended and Restated 2003 Equity Incentive Plan, the 2003 Employee Stock Purchase Plan and the International Employee Stock Purchase Plan. The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at December 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,142,946	$20.63	4,524,546	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	1,142,946	$20.63	4,524,546

(1)

Includes 4,028,106 shares remaining available for future issuance under the Sixth Amended and Restated 2003 Equity Incentive Plan, 455,534 shares remaining available for future issuance under the ESPP, and 40,906 shares remaining available for future issuance under the International Employee Stock Purchase Plan as of December 31, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended December 31, 2015, except that one Form 4 was filed late for Thomas Lacey with respect to the repurchase of restricted stock by the Company that vested on November 23, 2015 and one Form 4 was filed late for Robert Andersen with respect to the repurchase of restricted stock by the Company that vested on January 4, 2016.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Compensation Committee”) has furnished this report on executive compensation. None of the members of the Compensation Committee is currently an officer or employee of the Company and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for designing, recommending to the Board of Directors for approval and evaluating the compensation plans, policies and programs of the Company and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this proxy statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained herein with management.

2. Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our Board of Directors, and our Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

March 9, 2016

COMPENSATION COMMITTEE

CHRISTOPHER SEAMS, CHAIRMAN

TUDOR BROWN

GEORGE A. RIEDEL

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.tessera.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Registered Public Accounting Firm’s qualifications and independence, and the performance of the Company’s internal audit function and the Independent Registered Public Accounting Firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the year ended December 31, 2015 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s Independent Registered Public Accounting Firm. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by AICPA, Professional Standards, Vol. 1, AU Section 380 (Communication with Audit Committees), as modified or supplemented. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committee Concerning Independence) and the Audit Committee discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from the Company and the Company’s management.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2016.

February 17, 2016

AUDIT COMMITTEE

JOHN CHENAULT, CHAIRMAN

GEORGE RIEDEL

CHRISTOPHER SEAMS

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Annual Report on Form 10-K and proxy statement, if they have elected to receive proxy materials by mail. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and streetname holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder that has requested to receive proxy materials by mail and you have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Annual Report on Form 10-K and proxy statement for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our Annual Report on Form 10-K and proxy statement mailed to you, please call Investor Relations at (408) 321-6000, send an e-mail request to ir@tessera.com, or write to c/o Investor Relations, Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134 and we will promptly deliver the requested copy.

Registered stockholders that have requested to receive proxy materials by mail and have not consented to householding will continue to receive copies of our Annual Reports on Form 10-K and our proxy statements for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of the Annual Reports on Form 10-K and proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Streetname Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this proxy statement is our Annual Report on Form 10-K for the year ended December 31, 2015. Copies of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, are available free of charge on our website at www.tessera.com or you can request a copy free of charge by calling Investor Relations at 408-321-6000 or sending an e-mail request to ir@tessera.com. Please include your contact information with the request.

By Order of the Board of Directors

TESSERA TECHNOLOGIES, INC.

Sincerely,
/s/ PAUL E. DAVIS

PAUL E. DAVIS Secretary

San Jose, California

March 15, 2016

Appendix A

(in $ millions)

Reconciliation of GAAP Revenue to Recurring Revenue

	2014	2015
Total revenue	$278.8	$273.3
Less: episodic revenue	(129.0)	(31.0)

Recurring revenue	$149.8	$242.3

Reconciliation of 2015 GAAP Operating Income to 2015 non-GAAP Operating Profit

GAAP operating income		$162.2
Stock-based compensation expense—research, development and other related costs		4.0
Stock-based compensation expense—selling, general and administrative		8.0
Assumed tax effect at 30%		(52.2)

Non-GAAP operating profit		$122.0

Reconciliation of 2015 GAAP Revenue to 2015 IP Business Revenue

Total revenue		$273.3
Less: revenue from sources other than IP business		(30.0)

Revenue from IP business		$243.3

Reconciliation of 2015 GAAP Operating Income to 2015 non-GAAP net income from IP Business

GAAP operating income		$162.2
Stock-based compensation expense—research, development and other related costs		4.0
Stock-based compensation expense—selling, general and administrative		8.0
Revenue directly associated with FotoNation subsidiaries		(30.0)
Operating expenses directly associated with FotoNation subsidiaries		14.3
Assumed tax effect at 30%		(47.6)

Non-GAAP net income from IP business		$110.9

Reconciliation of 2015 GAAP Expenses to 2015 non-GAAP IP Business Expenses

GAAP total operating expenses		$111.1
Stock-based compensation expense—research, development and other related costs		(4.0)
Stock-based compensation expense—selling, general and administrative		(8.0)
Operating expenses directly associated with FotoNation subsidiaries		(14.3)

Non-GAAP operating expenses from IP business		$84.8

A-1

TESSERA® TM
TESSERA TECHNOLOGIES, INC.
3025 ORCHARD PKY
SAN JOSE, CA 95134
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 26, 2016. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
0000274750_1 R1.0.1.25
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees For Against Abstain
01 Richard S. Hill
02 Christopher A. Seams
03 Donald E. Stout
04 George A. Riedel
05 John Chenault
06 Thomas Lacey
07 Tudor Brown
Yes No
Please indicate if you plan to attend this meeting
Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.
Signature [PLEASE SIGN WITHIN BOX] Date
The Board of Directors recommends you vote FOR proposals 2 and 3.
For Against Abstain
2 To hold an advisory vote on executive compensation.
3 To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its year ending December 31, 2016.
NOTE: The Company’s stockholders may also transact such other business as properly comes before the meeting or any adjournment or postponement thereof.
Signature (Joint Owners) Date

TESSERA® TM
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10K is/are available at www.proxyvote.com
TESSERA TECHNOLOGIES, INC.
2016 Annual Meeting of Stockholders
3025 Orchard Parkway, San Jose, CA 95134
P: (408) 321-6000
PROXY SOLICITED BY THE BOARD OF DIRECTORS
Thomas Lacey, Paul Davis and Robert Andersen, or any of them acting alone, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Tessera Technologies, Inc. to be held on April 27, 2016 at 11:00 a.m. Pacific Daylight Time or at any postponement or adjournment thereof. Each of proposals 1 through 3 are proposed by Tessera Technologies, Inc.
This proxy, when properly executed, will be voted in the manner directed herein. If no directions are indicated, the holder of the proxy will have the authority to vote “FOR” all seven director nominees on Proposal 1 and “FOR” Proposals 2 and 3. In his discretion, the holder of the proxy is authorized to vote upon such other business as may properly come before the meeting.
Continued and to be signed on reverse side
0000274750_2 R1.0.1.25